Exhibit 10.28

SHIPBUILDING CONTRACT

FOR

THE CONSTRUCTION OF

ONE (1) 39,000 DWT CLASS PRODUCT/CHEMICAL TANKER

HULL NO. S418

BETWEEN

MONTE CARLO 37 SHIPPING COMPANY LIMITED

(AS BUYER)

AND

HYUNDAI MIPO DOCKYARD CO., LTD.

(AS BUILDER)

INDEX

			PAGE

PREAMBLE			3

ARTICLE	I	: DESCRIPTION AND CLASS	4

	II	: CONTRACT PRICE	8

	III	: ADJUSTMENT OF THE CONTRACT PRICE	9

	IV	: INSPECTION AND APPROVAL	13

	V	: MODIFICATIONS, CHANGES AND EXTRAS	19

	VI	: TRIALS AND COMPLETION	22

	VII	: DELIVERY	26

	VIII	: DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)	30

	IX	: WARRANTY OF QUALITY	33

	X	: PAYMENT AND RESCISSION BY THE BUYER	37

	XI	: BUYER'S AND BUILDER'S DEFAULT	43

	XII	: BUYER'S SUPPLIES	47

	XIII	: ARBITRATION	49

	XIV	: SUCCESSORS AND ASSIGNS	51

	XV	: TAXES AND DUTIES	52

	XVI	: PATENTS, TRADEMARKS AND COPYRIGHTS	53

	XVII	: INTERPRETATION AND GOVERNING LAW	55

	XVIII :	: NOTICE	56

	XIX	: EFFECTIVENESS OF THIS CONTRACT	58

	XX	: EXCLUSIVENESS	59

	XXI	: INSURANCE	60

EXHIBIT "A"	LETTER OF GUARANTEE	63

EXHIBIT "B"	PERFORMANCE GUARANTEE	67

THIS CONTRACT, made on this 11th day of October, 2013 by and between MONTE CARLO 37 SHIPPING COMPANY LIMITED, a corporation incorporated and existing under the laws of Marshall Islands, having its principal office at Palais De La Scala, 1 Avenue Henry Dunant, Monaco MC 98000 (hereinafter called the "BUYER"), the party of the first part and HYUNDAI MIPO DOCKYARD CO., LTD., a company organized and existing under the laws of the Republic of Korea, having its principal office at 100, Bangeojinsunhwan-Doro, Dong-Gu, Ulsan 682-712, Korea (hereinafter called the "BUILDER"), the party of the second part,

W I T N E S S E T H :

In considerations of the mutual covenants contained herein, the BUILDER agrees to design, build, launch, equip and complete one (1) 39,000 DWT CLASS PRODUCT/CHEMICAL TANKER as described in Article I hereof (hereinafter called the "VESSEL") at the HYUNDAI-VINASHIN SHIPYARD CO., LTD., a corporation organized and existing under the laws of Vietnam, having its head office at 01 My Giang, Ninh Phuoc Commune, Ninh Hoa District, Khanh Hoa Province, Vietnam (hereinafter called the "SHIPYARD") (the BUILDER's sub-contractor) and to deliver and sell the VESSEL to the BUYER, and the BUYER agrees to accept delivery of and purchase from the BUILDER the VESSEL, according to the terms and conditions hereinafter set forth :

(End of Preamble)

ARTICLE I : DESCRIPTION AND CLASS

1.	DESCRIPTION

The VESSEL shall have the BUILDER's Hull No. 5418 and shall be designed, constructed, equipped and completed in accordance with the full specification (Ref. No.: TK-13128-F-ORG, dated September 3, 2013), general arrangement plan (No.1A000B101-0O3 dated September 3, 2013) and BUILDER's reply to BUYER's comment on full specification (Ref. No.: TK-13128-REPLY-R2, dated October 11, 2013) (hereinafter called respectively the "SPECIFICATIONS" and the "PLAN") signed by both parties, which shall constitute an integral part of this CONTRACT although not attached hereto.

The SPECIFICATIONS and the PLAN are intended to explain each other and anything shown on the PLAN and not stipulated in the SPECIFICATIONS or anything stipulated in the SPECIFICATIONS and not shown on the PLAN shall be deemed and considered as if included in both. Should there be any inconsistencies or contradictions between the SPECIFICATIONS and the PLAN, the SPECIFICATIONS shall prevail. Should there be any inconsistencies or contradictions between this CONTRACT and the SPECIFICATIONS, this CONTRACT shall prevail.

The vessel shall be built as per classification and flag administration rules and regulations, The Japanese Industrial Standard JIS, Korean industrial Standards and Makers standards and standard marine practice and shall be tested, inspected and certified in accordance with requirements of the CLASSIFICATION SOCIETY and all applicable regulatory authorities including the VESSEL's flag if and when required.

2.	BASIC DIMENSIONS AND PRINCIPAL PARTICULARS OF THE VESSEL

(a)	The basic dimensions and principal particulars of the VESSEL shall be :

Length, overall	abt.	184	m
Length, between perpendiculars		176.0	m
Breadth, moulded		27.4	m
Depth, moulded		17.6	m
Design draught, moulded		9.8	m
Scantling draught, moulded		11.9	m

Main Engine	:	HYUNDAI — B&W 6S5OME-B9.3 (Tier II)
Nominal Rating: 10,680 kW x 117.0 RPM MCR: 7,290 kW x99.3 RPM NCR: 5,278 kW x 89.2 RPM
Deadweight, guaranteed	:	about 38,982 metric tons at the Scantling draught of 11.9 meters on even keel in sea water of specific gravity of 1.025.

Speed, guaranteed	:	14.5 knots at the design draught of 9.8 meters at the condition of clean bottom and in calm and deep sea with main engine output of 5,278 kW with 15% sea margin.
Fuel Consumption, guaranteed	:	163.6 grams/kW-hour using marine diesel oil having lower calorific value of 10,200 kcal/kg at MCR measured at the shop trial with I.S.0 reference conditions.

The details of the aforementioned particulars as well as the definitions and method of measurements and calculations are as indicated in the SPECIFICATIONS.

In each case, "abt" means a variation of not more than I% from the stated values.

(b)
The dimensions may be slightly modified by the BUILDER, who also reserves the right to make changes to the SPECIFICATIONS and the PLAN if found necessary to suit the local conditions and facilities of the SHIPYARD, the availability of materials and equipment, the introduction of improved production methods or otherwise, subject to the approval of the BUYER which the BUYER shall not withhold unreasonably

3.	CLASSIFICATION, RULES AND REGULATIONS

(a)	The VESSEL, including its machinery, equipment and outfitting shall be constructed in accordance with the BUILDER's quality standard and shipbuilding practices.

The VESSEL shall be built in compliance with the rules (editions and amendments thereto being in force at the date of signing this CONTRACT) of Lloyd's Register or American Bureau of Shipping (hereinafter called the "CLASSIFICATION SOCIETY"), classed and registered with the symbol of LR, +100A1, Double Hull Oil and Chemical Tanker, ESP, Ship Type 2 and 3, CSR, +LMC, UMS, SPM4, *IWS, IGS, NAV1, ECO(BWT, EEDI-2, HIM, VECS-L), TC, COW
Descriptive note : ShipRight(SCM, BWMP(T,S), SERS)

Note.
1.  For the application of "Ship type 2", the quantity of a cargo required to be carried should not exceed 3,000 m3 in any one cargo tank.
2.  Mixed loading in cargo tanks with "Cargoes of Ship type 2 & 3" not to be permitted.
3.  The BUILDER to provide necessary plans and drawings except hull form to the BUYER for SERS (Ship Emergency Response Service) of Classification Society directly and the application of SERS to be carried oat by the BUYER.

ABS, +Al , (E), Oil and Chemical Carrier, +AMS, +ACCU, CSR, AB-CM, ENVIRO, ESP, UWILD, BWT, BWE, NBLES, CPS, GP, RRDA, SPMA, TCM, VEC-L, POT, CRC, PMA
Descriptive note : Ship Type 2 and 3

Note.
1.   For the application of "Ship type 2", the quantity of a cargo required to be carried should not exceed 3,000 m' in any one cargo tank.
2.   Mixed loading in cargo tanks with "Cargoes of Ship type 2 & 3" not to be permitted.
3.   The BUILDER to provide necessary plans and drawings except hull form to the BUYER for RRDA (Rapid Response Damage Assessment) of the Classification Society and the application of RRDA to be carried out by the BUYER.

The VESSEL shall also be built in compliance with the rules and regulations of the other regulatory bodies as described in the SPECIFICATIONS, which are in force at the date of signing this CONTRACT.

(b)
The BUILDER shall arrange with the CLASSIFICATION SOCIETY for the assignment by the CLASSIFICATION SOCIETY of representative(s) to the VESSEL during construction. All fees and charges incidental to classification of the VESSEL in compliance with the above specified rules, regulations and requirements of this CONTRACT shall be for the account of the BUILDER.

(c)	The decision of the CLASSIFICATION SOCIETY as to whether the VESSEL complies with the regulations of the CLASSIFICATION SOCIETY shall be final and binding upon the BUILDER and the BUYER.

4.	SUBCONTRACTING

It is the intention of the BUILDER to subcontract the construction of the VESSEL to its affiliated company, HYUNDAI-VINASHIN SHIPYARD CO., LTD., Vietnam (the "SHIPYARD"). The BUYER agrees to such subcontracting under the condition that the BUILDER shall always remain responsible for the construction and finalization of the building process in accordance with this CONTRACT and/or the SPECIFICATIONS and PLAN, with delivery as per this CONTRACT. The BUYER and its REPRESENTATIVE shall have access to the SHIPYARD as well as any subcontractors of the SHIPYARD and the BUYER's REPRESENTATIVE shall have the right to discuss any upcoming question or problem resulting from the construction of the VESSEL directly with authorized representatives of the SHIPYARD. The BUILDER shall maintain at all times during the construction of the VESSEL a fully authorized representative present at the SHIPYARD who is capable of resolving any upcoming questions or problems with the BUYER and the SHIPYARD. Nothing contained in this paragraph 4 shall relieve the BUILDER from its obligations under this Article I of this CONTRACT.

In the event of the insolvency, liquidation, amalgamation, reconstruction or reorganisation, application for court protection or similar failure or defaults of the SHIPYARD, the BUILDER shall remain responsible for the finalisation of the building process and delivery in accordance with this CONTRACT at the risk, time and expenses on account of the BUILDER without extra charge to the BUYER. In such cases, any additional costs and expenses which may be accrued by the BUYER shall be paid by the BUILDER by reducing the price of the last instalment.

5.	NATIONALITY OF THE VESSEL

The VESSEL shall be registered by the BUYER at its own cost and expense under the laws of Greece with its home port at the time of its delivery and acceptance hereunder.

(End of Article)

ARTICLE II : CONTRACT PRICE

The contract price of the VESSEL delivered to the BUYER at the SHIPYARD shall be U.S. Dollars Thirty One Million Three Hundred Thousand only (US$31,300,000) (hereinafter called the "CONTRACT PRICE") which shall be paid plus any increases or less any decreases due to adjustment or modification, if any, as set forth in this CONTRACT. The above CONTRACT PRICE shall include payment for services in the inspection, test, survey and classification of the VESSEL which will be rendered by the CLASSIFICATION SOCIETY and shall not include the cost of the BUYER's supplies as stipulated in Article XII.

The CONTRACT PRICE also includes all costs and expenses for supplying all necessary drawings as stipulated in the SPECIFICATIONS except those to be furnished by the BUYER for the VESSEL in accordance with the SPECIFICATIONS.

The CONTRACT PRICE shall in no way be changed or affected by changes to labour cost, steel price cost, materials cost, or exchange rate, whatsoever except those as specified in this CONTRACT.

(End of Article)

ARTICLE III : ADJUSTMENT OF THE CONTRACT PRICE

The CONTRACT PRICE of the VESSEL shall be adjusted as hereinafter set forth in the event of the following contingencies. It is hereby understood by both parties that any adjustment of the CONTRACT PRICE as provided for in this Article is by way of liquidated damages and not by way of penalty.

1.           DELAYED DELIVERY

(a)
No adjustment shall be made and the CONTRACT PRICE shall remain unchanged for the first thirty (30) days of the delay in delivery of the VESSEL [ending as of 12 o'clock midnight Vietnamese Standard Time on the thirtieth (30th) day of delay] beyond the Delivery Date calculated as provided in Article VII.1. hereof.

(b)
If delivery of the VESSEL is delayed more than thirty (30) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT, then, beginning at midnight of the thirtieth (30th) day after such due date, the CONTRACT PRICE of the VESSEL shall be reduced by U. S. Dollars Eight Thousand (US$8,000) for each full day of delay shall not exceed the amount due to cover the delay of one hundred and sixty five (165) days after thirty (30) days of the delay in delivery of the VESSEL at the rate of deduction as specified hereinabove.

(c)
But, if the delay in delivery of the VESSEL continues for a period of more than one hundred and ninety five days (195) days beyond the date upon which the delivery is due from the BUILDER under the terms of this CONTRACT then, in such event, and after such period has expired, the BUYER may, at its option, cancel this CONTRACT by serving upon the BUILDER a notice of cancellation in writing or by e-mail or facsimile to be confirmed by a registered letter via airmail directed to the BUILDER at the address given in this CONTRACT, and the provisions of Article X.5 shall apply. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER. If the BUYER has not served the notice of cancellation after the aforementioned one hundred and ninety five days (195) days delay in delivery, the BUILDER may demand the BUYER to make an election in accordance with Article V 111.3 . hereof.

(d)
For the purpose of this Article, the delivery of the VESSEL shall be deemed to be delayed when and if the VESSEL, after taking into full account extension of the Delivery Date or permissible delays as provided in Article V, VI, VIII, XI or elsewhere in this CONTRACT, is delivered beyond or before the date upon which delivery would then be due under the terms of this CONTRACT.

2.           INSUFFICIENT SPEED

(a)
The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual speed, as determined by trial runs more fully described. in Article VI hereof, is less than the guaranteed speed as defined in Article I paragraph 2 hereof, provided such deficiency in actual speed is not more than three-tenths (3/10) of a knot below the guaranteed speed.

(b)
However, as for the deficiency of more than three-tenths (3/10) of a knot in actual speed below the guaranteed speed, the CONTRACT PRICE shall be reduced by U.S. Dollars Twenty Thousand (US$20,000) for each full one-tenth (1/10) of a knot in excess of the said three-tenths (3/10) of a knot of deficiency in speed [fractions of less than one-tenth (1/10) of a knot shall be regarded as a full one-tenth (1/10) of a knot]. However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed the amount due to cover the deficiency of eight-tenths (8/10) full knot below the guaranteed speed at the rate of reduction as specified above.

(c)
If the deficiency in actual speed of the VESSEL is more than eight-tenths (8/10) full knot below the guaranteed speed, then the BUYER, at its option, may, subject to the BUILDER's right to effect alterations or corrections as provided in Article VI.5. hereof, cancel this CONTRACT by the BUYER sending a notice of cancellation to the BUILDER in writing or by email or facsimile, and the provisions of Article X.5 shall apply, or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for eight-tenths (8/10) full knot of deficiency only.

3.           EXCESSIVE FUEL CONSUMPTION

(a)
The CONTRACT PRICE of the VESSEL shall not be affected or changed by reason of the fuel consumption of the VESSEL's main engine, as determined by the engine manufacturer's shop trial as per the SPECIFICATIONS being more than the guaranteed fuel consumption of the VESSEL's main engine as defined in Article I paragraph 2 hereof, if such excess is not more than five per cent (5%) over the guaranteed fuel consumption.

(b)
However, as for the excess of more than five per cent (5%) in the actual fuel consumption over the guaranteed fuel consumption of the VESSEL's main engine, the CONTRACT PRICE shall be reduced by U.S. Dollars Seventeen Thousand (US$17,000) for each full one per cent (1%) increase in fuel consumption in excess of the said five per cent (5%) increase in fuel consumption [fraction of less than one per cent (1%) shall be regarded as a full one percent (1%)]. However, unless the parties agree otherwise, the total amount of reduction from the CONTRACT PRICE shall not exceed for each full one per cent (1%) increase in fuel consumption amount due to cover the excess of eight per cent (8%) over the guaranteed fuel consumption of the VESSEL's main engine at the rate of reduction as specified above.

(c)
If such actual fuel consumption exceeds the guaranteed fuel consumption of the VESSEL's main engine by more than eight per cent (8%), the BUYER, at its option, may, subject to the BUILDER's right to effect alterations or corrections as specified in Article VI. 5. hereof, cancel this CONTRACT by the BUYER sending a notice of cancellation to the BUILDER in writing or by email or facsimile, and the provisions of Article X.5 shall apply, or may accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for the eight per cent (8%) increase only.

4.           DEADWEIGHT BELOW CONTRACT REQUIREMENTS

(a)
The CONTRACT PRICE of the VESSEL shall not be affected or changed, if the actual deadweight determined as provided in this CONTRACT and the SPECIFICATIONS, is below the guaranteed deadweight as defined in Article I paragraph 2 hereof by one point five per cent (1.5%) of the guaranteed deadweight or less.

(b)
However, should the deficiency in the actual deadweight of the VESSEL be more than one point five per cent (1.5%) of the guaranteed deadweight (disregarding fractions of less than one (1) metric ton), the CONTRACT PRICE shall be reduced by the sum of U.S. Dollars Three Hundred (US$300) for each one (1) metric ton deficiency (disregarding fractions of less than one (1) metric ton) in excess of the said one point five per cent (1.5%) of deficiency.

(c)
In the event of such deficiency in the deadweight of the VESSEL being more than four per cent (4%) of the guaranteed deadweight, the BUYER, at its option, may, subject to the BUILDER's right to effect alterations or corrections as specified in Article VI. 5. hereof, cancel this CONTRACT by the BUYER sending a notice of cancellation to the BUILDER in writing or by email or facsimile, and the provisions of Article X.5 shall apply, or accept the VESSEL at a reduction in the CONTRACT PRICE as above provided for four per cent (4%) of deficiency only.

5.           EFFECT OF CANCELLATION

It is expressly understood and agreed by the parties hereto that in any case, if the BUYER cancels this CONTRACT under this Article, the BUYER shall not be entitled to any liquidated damages or recourse except as stipulated herein and/or in accordance with Article X.

Any rescission of this CONTRACT by the BUYER pursuant to this Article shall be effected by the BUYER sending a notice of cancellation to the BUILDER in writing or by facsimile or email, and the provisions of Article X.5 shall apply.

6.           CUMULATIVE EFFECT OF LIQUIDATED DAMAGES

The liquidated damages payable under this ARTICLE are cumulative and not exclusive.

(End of Article)

ARTICLE IV : INSPECTION AND APPROVAL

1.           APPOINTMENT OF BUYER'S REPRESENTATIVE

The BUYER shall timely dispatch to and maintain at the SHIPYARD, at its own cost, expense and risk, one or more representatives (hereinafter called the "BUYER'S REPRESENTATIVE"), who shall be duly accredited in writing by the BUYER to supervise adequately the construction by the BUILDER of the VESSEL, her equipment and all accessories. Before the commencement of any item of work under this CONTRACT, the BUILDER shall, whenever reasonably required, previously exhibit, furnish to, and within the limits of the BUYER'S REPRESENTATIVE's authority, secure the approval from the BUYER'S REPRESENTATIVE of any and all plans and drawings prepared in connection therewith. Upon appointment of the BUYER'S REPRESENTATIVE, the BUYER shall notify the BUILDER in writing of the name and the scope of the authority of the BUYER'S REPRESENTATIVE.

However, in any case, the BUYER shall not appoint any employees of the BUILDER and the SHIPYARD or the persons who had been employed by the BUILDER and the SHIPYARD in two (2) years before the BUYER's appointment as the BUYER'S REPRESENTATIVE or his assistants or employees of the BUYER without the BUILDER' s prior written consent.

The BUILDER shall keep the BUYER's Representatives informed of the schedule of tests and inspections both inside the Shipyard and with respect to sub-contractors works (if any) to ensure that the BUYER's Representative is able to attend to such matters. The Representative shall have free access to the Vessel as provided herein and right to attend at his discretion any and all tests, trials and inspections of the Vessel, her machinery, equipment and accessories including subcontractor's premises.

Within three (3) months after signing this Contract, the BUILDER shall furnish the BUYER with a provisional schedule for the construction of the Vessel which will be updated three (3) months prior to steel cutting of the Vessel. After steel cutting, the BUILDER shall furnish the BUYER with monthly reports of the scheduled work in progress.

The BUILDER shall at the BUYER'S request provide the BUYER with access to electronic folder of technical correspondence related to the Class and the construction of the Vessel exchanged between the BUILDER and Classification Society during drawing approval stage, with the exception of correspondence regarding purely administrative matters.

The BUILDER will provide all necessary assistance to the BUYER in obtaining proper working visas, work permits, etc. according to the Laws of Korea and/or Vietnam as and when required to enable the BUYER's employees or staffs to obtain the necessary documentation to work in Korea and/or Vietnam as required.

2.           AUTHORITY OF THE BUYER'S REPRESENTATIVE

Such BUYER'S REPRESENTATIVE shall, at all times during working hours of the construction until delivery of the VESSEL, have the right to inspect the VESSEL, her equipment and all accessories, and work in progress, or materials utilized in connection with the construction of the VESSEL, wherever such work is being done or such materials are stored, for the purpose of determining that the VESSEL, her equipment and accessories are being constructed in accordance with the terms of this CONTRACT and/or the SPECIFICATIONS and the PLAN.

The BUYER'S REPRESENTATIVE shall, within the limits of the authority conferred upon him by the BUYER, make decisions or give advice to the BUILDER on behalf of the BUYER within reasonable time on all problems arising out of, or in connection with, the construction of the VESSEL and generally act in a reasonable manner with a view to cooperating to the utmost with the BUILDER in the construction process of the VESSEL.

The decision, approval or advice of the BUYER'S REPRESENTATIVE shall be deemed to have been given by the BUYER and once given shall not be withdrawn, revoked, or modified except with consent of the BUILDER. Provided that the BUYER'S REPRESENTATIVE or his assistants shall comply with the foregoing obligations, no act or omission of the BUYER'S REPRESENTATIVE or his assistants shall, in any way, diminish the liability of the BUILDER under Article IX (WARRANTY OF QUALITY). The BUYER'S REPRESENTATIVE shall notify the BUILDER within reasonable time in writing of his discovery of any construction or materials, which he believes do not or will not conform to the requirements of the CONTRACT and the SPECIFICATIONS or the PLAN and likewise advise and consult with the BUILDER on all matters pertaining to the construction of the VESSEL, as may be required by the BUILDER, or as he may deem necessary.

However, if the BUYER'S REPRESENTATIVE fails to submit to the BUILDER without delay any such demand concerning alterations or changes with respect to the construction, arrangement or outfit of the VESSEL, which the BUYER'S REPRESENTATIVE has examined, inspected or attended at the test thereof under this CONTRACT or the SPECIFICATIONS, the BUYER'S REPRESENTATIVE shall be deemed to have approved the same and shall be precluded from making any demand for alterations, changes, or complaints with respect thereto at a later date.

The BUILDER shall comply with any demand which is not contradictory to this CONTRACT and the SPECIFICATIONS or the PLAN, provided that any and all such demands by the BUYER'S REPRESENTATIVE with regard to construction, arrangement and outfit of the VESSEL shall be submitted in writing to the authorized representative of the BUILDER. The BUILDER shall notify the BUYER'S REPRESENTATIVE, of the names of the persons who are from time to time authorized by the BUILDER for this purpose.

It is agreed upon between the BUYER and the BUILDER that the modifications, alterations or changes and other measures necessary to comply with such demand may be effected at a convenient time and place at the BUILDER's reasonable discretion in view of the construction schedule of the VESSEL.

In the event that the BUYER'S REPRESENTATIVE shall advise the BUILDER that he has discovered or believes the construction or materials do not or will not conform to the requirements of this CONTRACT and the SPECIFICATIONS or the PLAN, and the BUILDER shall not agree with the views of the BUYER'S REPRESENTATIVE in such respect, either the BUYER or the BUILDER may seek an opinion of the CLASSIFICATION SOCIETY, or failing such agreement, request an arbitration in accordance with the provisions of Article XIII hereof. The CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, shall determine whether or not a nonconformity with the provisions of this CONTRACT, the SPECIFICATIONS and the PLAN exists. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUYER, then in such case the BUILDER shall make the necessary alterations or changes, or if such alterations or changes cannot be made in time to meet the construction schedule for the VESSEL, the BUILDER shall make fair and reasonable adjustment of the CONTRACT PRICE in lieu of such alterations and changes. If the CLASSIFICATION SOCIETY or the arbitration tribunal, as the case may be, enters a determination in favour of the BUILDER, then the time for delivery of the VESSEL shall be extended for the period of delay in construction, if any, occasioned by such proceedings, and the BUYER shall compensate the BUILDER for the proven loss and damages incurred by the BUILDER as a result of the dispute herein referred to.

3.           APPROVAL OF DRAWINGS

(a)
The BUILDER shall submit to the BUYER three (3) copies of each of the plans and drawings to be submitted to the BUYER for its approval at its address as set forth in Article XVIII hereof. The BUYER shall, within twenty one (21) days including mailing time after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with the approval or comments, if any, of the BUYER. A list of the plans and drawings to be so submitted to the BUYER shall be mutually agreed upon between the parties hereto.

(b)
When and if the BUYER'S REPRESENTATIVE shall have been sent by the BUYER to the SHIPYARD in accordance with Paragraph 1 of this Article, the BUILDER may submit the remainder, if any, of the plans and drawings in the agreed list, to the BUYER'S REPRESENTATIVE for his approval, unless otherwise agreed upon between the parties hereto.

The BUYER'S REPRESENTATIVE shall, within ten (10) days after receipt thereof, return to the BUILDER one (1) copy of such plans and drawings with his approval or comments written thereon, if any. Approval by the BUYER'S REPRESENTATIVE of the plans and drawings duly submitted to him shall be deemed to be the approval by the BUYER for all purposes of this CONTRACT.

(c)
In the event that the BUYER or the BUYER'S REPRESENTATIVE shall fail to return the plans and drawings to the BUILDER within the time limit as hereinabove provided, such plans and drawings shall be deemed to have been automatically approved without any comment. In the event the plans and drawings submitted by the BUILDER to the BUYER or the BUYER'S REPRESENTATIVE in accordance with this Article do not meet with the BUYER's or the BUYER'S REPRESENTATIVE's approval, the matter may be submitted by either party hereto for determination pursuant to Article XIII hereof. If the BUYER's comments on the plans and drawings that are returned to the BUILDER by the BUYER within the said time limit are not clearly specified or detailed, the BUILDER shall seek clarification from the BUYER prior to implementing them which clarification must be provided in writing by the BUYER within seven (7) days of such request from the BUILDER. If the BUYER shall fail to provide the BUILDER with such clarification within the said time limit, then the BUILDER shall be entitled to place its own interpretation on such comments in implementing them.

The BUYER or the BUYER'S REPRESENTATIVE shall have the right to take photographs of the VESSEL, its materials, equipment and components throughout the construction period of the VESSEL subject to the BUILDER's prior consent, which is not to be unreasonably withheld.

4.           SALARIES AND EXPENSES

All salaries and expenses of the BUYER'S REPRESENTATIVE or any other person or persons employed by the BUYER hereunder shall be for the BUYER's account.

5.           RESPONSIBILITY OF THE BUILDER

(a)
The BUILDER shall provide the BUYER'S REPRESENTATIVE and his assistants free of charge with suitably furnished office space at, or in the immediate vicinity of, the SHIPYARD together with telephone, broadband internet access, e-mail, facsimile, air conditioning, lavatory facilities and such other reasonable facilities as may be necessary to enable the BUYER'S REPRESENTATIVE and his assistants to carry out their work under this CONTRACT. However, the BUYER shall pay for the communication charges of the telephone, broadband internet, e-mail or facsimile facilities used by the BUYER'S REPRESENTATIVE or his assistants.

The BUILDER, its employees, agents and subcontractors, during its working hours until delivery of the VESSEL, shall arrange for them to have free and ready access to the VESSEL, her equipment and accessories, and to any other place (except the areas controlled for the purpose of national security) where work is being done, or materials are being processed or stored in connection with the construction of the VESSEL including the premises of subcontractors.

The BUILDER and his subcontractors shall render such assistance and give such information to the BUYER'S REPRESENTATIVE as he/they may reasonably require to facilitate the performance of his/their duties and the exercise of the BUYER'S rights under this CONTRACT.

The BUYER'S REPRESENTATIVE or his assistants or employees shall observe the work's rules and regulations prevailing at the BUILDER's, the SHIPYARD's and its sub-contractor's premises. The BUILDER shall promptly provide to the BUYER'S REPRESENTATIVE and/or his assistants and shall ensure that its sub-contractors shall promptly provide all such information as he or they may reasonably request in connection with the construction of the VESSEL and her engines, equipment and machinery.

(b)
The BUYER'S REPRESENTATIVE and his assistants shall at all times remain the employees of the BUYER. The BUILDER shall not be liable to the BUYER or the BUYER'S REPRESENTATIVE or to his assistants or to the BUYER's employees or agents for personal injuries, including death, during the time they, or any of them, are on the VESSEL, or within the premises of either the BUILDER or the SHIPYARD or its sub-contractors, or are otherwise engaged in and about the construction of the VESSEL, unless, however, such personal injuries, including death, are caused by the negligence of the BUILDER, the SHIPYARD, its sub-contractors, or its or their employees or agents. The BUILDER shall not be liable to the BUYER for damages to, or destruction of property of the BUYER or of the BUYER'S REPRESENTATIVE or his assistants or the BUYER's employees or agents, unless such damages, loss or destruction is caused by the negligence of the BUILDER, the SHIPYARD, its sub-contractors, or its or their employees or agents.

6.           RESPONSIBILITY OF THE BUYER

The BUYER shall undertake and assure that the BUYER'S REPRESENTATIVE shall carry out his duties hereunder in accordance with the normal shipbuilding practice and hereunder in accordance with the normal shipbuilding practice and in such a way so as to avoid any unnecessary and unreasonable increase in building cost, delay in the construction of the VESSEL, and/or any disturbance in the construction schedule of the BUILDER.

The BUILDER has the right to request the BUYER to replace the BUYER'S REPRESENTATIVE who is deemed unsuitable and unsatisfactory for the proper progress of the VESSEL's construction.

The BUYER shall investigate the situation by sending its representative (s) to the SHIPYARD, if necessary, and if the BUYER considers that such BUILDER's request is justified, the BUYER shall effect such replacement as soon as conveniently arrangeable.

(End of Article)

ARTICLE V : MODIFICATION, CHANGES AND EXTRAS

1.           HOW EFFECTED

Minor modifications or changes to the SPECIFICATIONS and the PLAN under which the VESSEL is to be constructed may be made at any time hereafter by written agreement of the parties hereto. Any modification or change requested by the BUYER which does not affect the frame-work of the SPECIFICATIONS shall be agreed to by the BUILDER if the BUYER agrees to adjustment of the CONTRACT PRICE, deadweight and/or cubic capacity, speed requirements, the Delivery Date and other terms and conditions of this CONTRACT reasonably required as a result of such modifications or change. The BUILDER has the right to continue construction of the VESSEL on the basis of the SPECIFICATIONS and the PLAN until the BUYER has agreed to such adjustments. The BUILDER shall be entitled to refuse to make any alteration, change or modification of the SPECIFICATIONS and/or the PLAN requested by the BUYER, if the BUYER does not agree to the aforesaid adjustments within seven (7) days of the BUILDER's notification of the same to the BUYER, or, if, in the BUILDER's judgment, the compliance with such request of the BUYER would cause an unreasonable disruption of the normal working schedule of the SHIPYARD.

The BUILDER, however, agrees to exert its efforts to accommodate such reasonable request by the BUYER so that the said change and modification shall be made at a reasonable cost and within the shortest period of time reasonably possible. The aforementioned agreement to modify and change the SPECIFICATIONS and the PLAN may be effected by exchange of letters, e-mail or facsimiles manifesting the agreement.

The letters, e-mail and facsimiles exchanged by the parties pursuant to the foregoing shall constitute an amendment to this CONTRACT and the SPECIFICATIONS or the PLAN under which the VESSEL shall be built. Upon consummation of such an agreement to modify and change the SPECIFICATIONS or the PLAN, the BUILDER shall alter the construction of the VESSEL in accordance therewith including any addition to, or deduction from, the work to be performed in connection with such construction.

2.           SUBSTITUTION OF MATERIAL

If any materials, machinery or equipment required for the construction of the VESSEL by the SPECIFICATIONS and the PLAN or otherwise under this CONTRACT cannot, notwithstanding the BUILDER's best efforts to procure the same, be procured in time to meet the BUILDER's construction schedule for the VESSEL, or are in short supply, or are unreasonably high in price compared with the prevailing international market price on the date of signing this CONTRACT, or are in short supply, or are unreasonably high in price compared with the prevailing international market price on the date of signing this CONTRACT, the BUILDER may supply, subject to the BUYER's prior written approval, other materials, machinery or equipment of equal quality and effect capable of meeting the requirements of the CLASSIFICATION SOCIETY and the rules, regulations and requirements with which the construction of the VESSEL must comply.

3.           CHANGES IN RULES AND REGULATIONS

If the specified rules and regulations with which the construction of the VESSEL is required to comply are altered or changed by the CLASSIFICATION SOCIETY or bodies authorized to make such alterations or changes, either the BUYER or the BUILDER, upon receipt of due notice thereof, shall forthwith give notice thereof to the other party in writing. Thereupon, within twenty one (21) days after giving the notice to the BUILDER or receiving the notice from the BUILDER, the BUYER shall advise the BUILDER as to the alterations and changes, if any, to be made on the VESSEL which the BUYER, in its sole discretion, shall decide. The BUILDER shall not be obliged to comply with such alterations and/or changes if the BUYER fails to notify the BUIILDER of its decision within the time limit stated above.

The BUILDER shall comply promptly with the said request of the BUYER, provided that the BUILDER and the BUYER shall first agree to:

(a)	any increase or decrease in the CONTRACT PRICE of the VESSEL that is occasioned by such compliance;

(b)	any extension or advancement in the Delivery Date of the VESSEL that is occasioned by such compliance;

(c)	any increase or decrease in the deadweight and/or cubic capacity of the VESSEL, if such compliance results in any increase or reduction in the deadweight and/or cubic capacity ;

(d)	adjustment of the speed requirements if such compliance results in any increase or reduction in the speed ; and

(e)	any other alterations in the terms of this CONTRACT or of the SPECIFICATIONS or the PLAN or both, if such compliance makes such alterations of the terms necessary.

Any delay in the construction of the VESSEL caused by the BUYER's delay in making a decision or agreement as above shall constitute a permissible delay under this CONTRACT.

Such agreement by the BUYER shall be effected in the same manner as provided above for modification and change of the SPECIFICATIONS and the PLAN.

However, if the changes and alterations in such rules, regulations and requirements are in force before the of signing this CONTRACT, and if the changes and alterations are compulsory for the Vessel(s), then the BUILDER shall not have a right to claim any adjustment of the CONTRACT PRICE, Delivery Date and/or other Contract terms.

If the BUILDER and the BUYER are unable after 21 days to reach agreement on any of the provisions of this Article V (3) above, either party may thereafter refer the matter for determination in accordance with Article XIII.

(End of Article)

ARTICLE VI : TRIALS AND COMPLETION

1.           NOTICE

The BUILDER shall carry out and run the tests and trials on the VESSEL in the manner and to the extent as described in the SPECIFICATIONS.

The BUILDER shall notify the BUYER in writing or by e-mail or facsimile at least eighteen (18) days in advance of the time and place of the trial run of the VESSEL. Such notice shall specify the place from which the VESSEL will commence her trial run and approximate date upon which the trial run is expected to take place. Such date shall be further confirmed by the BUILDER at least seven (7) days in advance of the trial run by e-mail or facsimile.

The BUYER'S REPRESENTATIVE, who is to witness the performance of the VESSEL during such trial run, shall be present at such place on the date specified in such notice. Should the BUYER'S REPRESENTATIVE fail to be present after the BUILDER's due notice to the BUYER as provided above, the BUILDER shall be entitled to conduct such trial run with the presence of the representative(s) of the CLASSIFICATION SOCIETY only without the BUYER'S REPRESENTATIVE being present. In such case, the BUYER shall be obliged to accept the VESSEL on the basis of a certificate issued by the BUILDER and also signed by the representative(s) of the CLASSIFICATION SOCIETY that the VESSEL, after the trial run, subject to alterations and corrections, if necessary, has been found to conform with the SPECIFICATIONS and this CONTRACT and is satisfactory in all respects,. In any event, the BUILDER shall promptly upon completion of the trial run supply to BUYER copies of records of tests and trials carried out with regard to the VESSEL, her machinery and equipment.

The BUILDER shall provide the BUYER with data (related to Progressive speed trial, Noise level measurement and Local vibration measurement) collected during the sea trial for the BUYER' s reference.

Tests and trials shall be conducted pursuant to a programme drafted by the BUILDER and approved by the BUYER, and such programme shall conform to the SPECIFICATIONS. To the extent necessary, the BUILDER shall arrange for manufacturers' representatives to attend the tests and trials.

2.           WEATHER CONDITION

In the event of unfavourable weather on the date specified for the trial run, the trial run shall take place on the first available day that weather conditions permit. The parties hereto recognize that the weather conditions in Vietnamese waters, in which the trial run is to take place, are such that great changes in weather may arise momentarily and without warning and therefore, it is agreed that if, during the trial run, the weather should become so unfavourable that the trial run cannot be continued, then the trial run shall be discontinued and postponed until the first favourable day next following, unless the BUYER shall assent to the acceptance of the VESSEL by notification in writing on the basis of such trial run so far made prior to such change in weather conditions. Any delay of the trial run caused by such unfavourable weather conditions shall also operate to extend the Delivery Date of the VESSEL for the period of delay occasioned by such unfavourable weather conditions.

3.           HOW CONDUCTED

All expenses in connection with the trials of the VESSEL are to be for the account of the BUILDER, which, during the trials, is to provide at its own expense the necessary materials and the necessary crew to comply with conditions of safe navigation. The trials shall be conducted in the manner prescribed in this CONTRACT and the SPECIFICATIONS, and shall prove fulfillment of the performance requirements for the trials as set forth in the SPECIFICATIONS.

The BUILDER shall be entitled to conduct preliminary sea trials, during which the propulsion plant and/or its appurtenance shall be adjusted according to the BUILDER's judgement. The BUILDER shall have the right to repeat any preliminary trial whatsoever as it deems necessary.

4.           CONSUMABLE STORES

The BUILDER shall load the VESSEL with the required quantity of fuel oil, lubricating oil and greases, fresh water, and other stores necessary to conduct the trials as set forth in the SPECIFICATIONS. The necessary ballast (fuel oil, fresh water and such other ballast as may be required) to bring the VESSEL to the trial load draft, as specified in the SPECIFICATIONS, shall be supplied and paid for by the BUILDER whilst lubricating oil and greases shall also be supplied and paid for by the BUYER within the time advised by the BUILDER for the conduct of sea trials as well as for use before the delivery of the VESSEL to the BUYER. The fuel oil as well as lubricating oil and greases shall be in accordance with the engine specifications and the BUYER shall decide and advise the BUILDER of the supplier's name for lubricating oil and greases at least two (2) months in advance of the keel laying of the VESSEL and the BUYER may supply equivalent lubricating oil for sea trials, provided that the supplier shall be acceptable to the BUILDER and/or the makers of all the machinery.

Any fuel oil, fresh water or other consumable stores furnished and paid for by the BUILDER for trial runs remaining on board the VESSEL, at the time of acceptance of the VESSEL by the BUYER, shall be bought by the BUYER from the BUILDER at the BUILDER's purchase price for such supply in Korea or Vietnam and payment by the BUYER thereof shall be made at the time of delivery of the VESSEL. The BUILDER shall pay the BUYER at the time of delivery of the VESSEL for the consumed quantity of lubricating oil and greases which were furnished and paid for by the BUYER at the BUYER's purchase price thereof. The consumed quantity of lubricating oils and greases shall be calculated on the basis of the difference between the remaining amount, including the same remaining in the main engine, other machinery and their pipes, stern tube and the like, and the supplied amount.

5.           ACCEPTANCE OR REJECTION

(a)
The BUILDER shall as soon as possible following the completion of the trials of the VESSEL deliver to the BUYER a detailed report setting out the results of the trials and an analysis of such results and confirmation that the BUILDER considers that the results of the trial run indicate that the VESSEL is in all respects in conformity with this CONTRACT and the SPECIFICATIONS and the PLAN. The BUYER shall within seven (7) days after receipt of such report, notify the BUILDER in writing of its acceptance of the VESSEL, or of its rejection of the VESSEL, or of the details in respect of which the VESSEL does not conform to the SPECIFICATIONS and the PLAN or this CONTRACT.

(b)
If, during any sea trial, any breakdown occurs entailing interruption or irregular performance which can be repaired on board, the trial shall be continued after such repairs and be valid in all respects, provided the BUYER and the CLASSIFICATION SOCIETY agrees on the extent of such repairs being carried out.

(c)
However, if, during or after the trial run, it becomes apparent that the VESSEL or any part of her equipment requires alterations or corrections which but for this provision would or might entitle the BUYER to cancel this CONTRACT, the BUILDER shall notify the BUYER promptly in writing or by e-mail or facsimile to such effect and shall simultaneously advise the BUYER of the estimated additional time required for the necessary alterations or corrections to be made.

The BUYER shall, within three (3) days of receipt from the BUILDER of notice of completion of such alterations or corrections and after such further trials or tests as necessary, notify the BUILDER in writing or by e-mail or facsimile confirmed in writing of its acceptance, qualified acceptance or rejection of the VESSEL, all in accordance with the SPECIFICATIONS, the PLAN and this CONTRACT, and shall not be entitled to reject the VESSEL on such grounds until such time.

(d)
Save as above provided, The BUYER shall, within three (3) days after completion of the trial run , notify the BUILDER in writing or by e-mail or facsimile confirmed in writing of its acceptance of the VESSEL or of the details in respect of which the VESSEL does not conform to the SPECIFICATIONS or this CONTRACT or of the details in respect of which the VESSEL does not conform to the SPECIFICATIONS or this CONTRACT.

(e)
If the BUILDER is in agreement with the BUYER's determinations as to non-conformity, the BUILDER shall make such alterations or changes as may be necessary to correct such non-conformity and shall prove the fulfillment of this CONTRACT and the SPECIFICATIONS by such tests or trials as may be necessary.

The BUYER shall, within three (3) days after completion of such tests and/or trials, notify the BUILDER in writing or by e-mail or facsimile confirmed in writing of its acceptance or rejection of the VESSEL.

(f)
However, the BUYER shall not be entitled to reject the VESSEL by reason of any minor or insubstantial items judged from the point of view of standard shipbuilding and shipping practice as not being in conformity with the SPECIFICATIONS, but, in that case, the BUILDER shall not be released from the obligation to correct and/or remedy such minor or insubstantial items as soon as practicable after the delivery of the VESSEL.

(g)
If inconvenient for the Vessel to have such items corrected and/or remedied at the SHIPYARD, the BUILDER may, at the BUYER's option, arrange to have the corrections or remedies carried out elsewhere, and may, if practicable and at the BUYER's option, do such work while the Vessel is sailing. The BUYER may in its absolute discretion, if proposed by the BUILDER, decide to accept a payment from the BUILDER in lieu of such items being corrected and/or remedied, which payment in lieu shall first be agreed between the BUILDER and the BUYER.

6. EFFECT OF ACCEPTANCE

The BUYER's written e-mail or facsimiled notification of acceptance delivered to the BUILDER as above provided, shall be final and binding insofar as conformity of the VESSEL with the SPECIFICATIONS is concerned and shall preclude the BUYER from refusing formal delivery of the VESSEL as hereinafter provided, if the BUILDER complies with all conditions of delivery, as herein set forth and provided that, in the case of qualified acceptance, any matters which were mentioned in the notice of the qualified acceptance by the BUYER as requiring correction have been corrected to the satisfaction of the BUYER and the CLASSIFICATION SOCIETY. However, the BUYER's acceptance of the VESSEL shall not affect the BUYER's rights under Article IX hereof.

If the BUYER fails to notify the BUILDER of its acceptance or rejection of the VESSEL as hereinabove provided, the BUYER shall be deemed to have accepted the VESSEL. Nothing contained in this Article shall preclude the BUILDER from exercising any and all rights which the BUILDER has under this CONTRACT if the BUILDER disagrees with the BUYER's rejection of the VESSEL or any reasons given for such rejections, including arbitration provided in Article XIII hereof.

(End of Article)

ARTICLE VII : DELIVERY

1.           TIME AND PLACE

The VESSEL shall be delivered by the BUILDER to the BUYER at the SHIPYARD, safely afloat at a quay on or before August 31, 2015 (hereinafter called the "DELIVERY DATE"), but not earlier than three (3) months before the DELIVERY DATE without prior consent of the BUYER, in accordance with this CONTRACT, the SPECIFICATIONS and the PLAN, and after completion of satisfactory trials and acceptance by the BUYER in accordance with the terms of Article VI, except that, in the event of delays in delivery of the VESSEL by the BUILDER due to causes which under the terms of this CONTRACT permit extensions of the time for delivery of the VESSEL, the aforementioned DELIVERY DATE shall be extended accordingly.

If the DELIVERY DATE is not a banking day in Korea, Greece and New York, delivery will be postponed to the next following day which is a banking day in Korea, Greece and New York, unless the parties hereto agree in writing otherwise

The BUILDER hereby agrees to give the Vessel the same priority as every other vessel under construction at the SHIPYARD.

The BUILDER shall notify the BUYER by telex, cable or telefax of the scheduled date of delivery of the VESSEL not later than twenty (20) days prior to such scheduled date of delivery of the VESSEL. Such scheduled DELIVERY DATE shall be confirmed by the BUILDER by telex, telefax, cable or letter no later than five (5) days prior to the scheduled DELIVERY DATE. During the building period, the BUILDER shall keep the BUYER well notified of the building schedule including the scheduled time of delivery.

2.           WHEN AND HOW EFFECTED

Provided that the BUYER shall concurrently with delivery of the VESSEL release to the BUILDER the fifth instalment as set forth in Article X.2. hereof and shall have fulfilled all of its obligations provided for in this CONTRACT, delivery of the VESSEL shall be forthwith effected upon acceptance thereof by the BUYER, as hereinabove provided, by the concurrent delivery by each of the parties hereto to the other of a PROTOCOL OF DELIVERY AND ACCEPTANCE acknowledging delivery of the VESSEL by the BUILDER and acceptance thereof by the BUYER, which PROTOCOL shall be prepared in duplicate and signed by each of the parties hereto.

3.           DOCUMENTS TO BE DELIVERED TO THE BUYER

Upon delivery and acceptance of the VESSEL, the BUILDER shall deliver to the BUYER the following documents, which shall accompany the aforementioned PROTOCOL OF DELIVERY AND ACCEPTANCE:

(a)	PROTOCOL OF TRIALS of the VESSEL made pursuant to this CONTRACT and the SPECIFICATIONS,

(b)	PROTOCOL OF INVENTORY of the equipment of the VESSEL, including spare parts, all as specified in the SPECIFICATIONS,

(c)	PROTOCOL OF CONSUMABLE NATURE, such as all fuel oil and fresh water remaining in tanks if its cost is charged to the BUYER under Article VI. 4. hereof,

(d)	DRAWING AND PLANS pertaining to the VESSEL as stipulated in the SPECIFICATIONS, which shall be furnished to the BUYER at no additional cost,

(e)	ALL CERTIFICATES required to be furnished upon delivery of the VESSEL pursuant to this CONTRACT, the SPECIFICATIONS and the customary shipbuilding practice, including

(i)	Classification Certificate

(ii)	Safety Construction Certificate

(iii)	Safety Equipment Certificate

(iv)	Safety Radiotelegraphy Certificate

(v)	International Loadline Certificate

(vi)	International Tonnage Certificate

(vii)	BUILDER's Certificate

(viii)	Ship Sanitation Control Exemption Certificate

Other Certificates not listed in the SPECIFICATIONS but required by the CLASSIFICATION SOCIETY compulsorily shall also be provided by the BUILDER.

However, it is agreed by the parties that if the Classification Certificate and/or other certificates are not available at the time of delivery of the VESSEL, provisional certificates shall be accepted by the BUYER, provided that the BUILDER shall furnish the

BUYER with formal certificates as promptly as possible after such formal certificates have been issued.

(f)
DECLARATION OF WARRANTY of the BUILDER that the VESSEL is delivered to the BUYER free and clear of any liens, claims, charges, mortgages, or other encumbrances upon the BUYER's title thereto, and in particular, that the VESSEL is absolutely free of all burdens in the nature of imposts, taxes, or charges imposed by the prefecture or country of the port of delivery, as well as of all liabilities of the BUILDER to its sub-contractors and employees and of all liabilities arising from the operation of the VESSEL in trial runs, or otherwise, prior to delivery except as otherwise provided under this CONTRACT,

(g)	BUILDER'S CERTIFICATE

(h)	CERTIFICATE OF NON-REGISTRATION

(i)	COMMERCIAL INVOICES covering the last instalment and modifications.

(j)	BILL OF SALE or other document that certifies that the title of the VESSEL passes to the BUYER.

(k)	Such other documents as the BUYER may reasonably require in connection with the registration of the VESSEL, which shall be agreed at least 28 days prior to the DELIVERY DATE.

The BUYER may require the BUILDER by giving reasonable notice, prior to delivery, to arrange for any documents listed above to be duly notarized and, if required, legalized, at the BUILDER's cost and expense.

The BUILDER shall provide to the BUYER, at least 20 days prior to the DELIVERY DATE, draft copies of the above stated documents.

4.           TENDER OF THE VESSEL

If the BUYER fails to take delivery of the VESSEL after completion thereof according to this CONTRACT and the SPECIFICATIONS, without any justifiable reason, the BUILDER shall have the right to tender delivery of the VESSEL after compliance with all procedural requirements as provided above.

5.           TITLE AND RISK

Title and risk shall pass to the BUYER upon delivery and acceptance of the VESSEL being effected as stated above and the BUILDER shall be free of all responsibility or liability whatsoever related with this CONTRACT except for the warranty of quality contained in Article IX and the obligation to correct and/or remedy, as provided in Article VI. 5 (d), if any, it being expressly understood that, until such delivery is effected, the VESSEL and equipment thereof are at the entire risk of the BUILDER including but not confined to, risks of war, insurrection and seizure by Governments or Authorities, whether Korean or Vietnamese or foreign, and whether at war or at peace. The title to the BUYER's supplies as provided in Article XII shall remain with the BUYER and the BUILDER's responsibility for such BUYER's supplies shall be as described in Article X11.2.

6.           REMOVAL OF THE VESSEL

The BUYER shall take possession of the VESSEL immediately upon delivery thereof and shall remove the VESSEL from the SHIPYARD within five (5) business days after delivery thereof is effected.

From the delivery of the VESSEL until the actual removal thereof from the SHIPYARD, The BUYER shall be responsible for the safety and preservation of the VESSEL in all respects, including without limitation, keeping the VESSEL insured at his own cost, and furthermore, the BUYER shall indemnify and hold the BUILDER free and harmless against any liability or claims including without limitation, the claims of his insurers arising out of any accident whatsoever, unless caused by the willful misconduct of the BUILDER, his employee or agent.

Port dues and other charges levied by the Vietnamese Government Authorities after delivery of the VESSEL and any other costs related to the removal of the VESSEL shall be borne by the BUYER.

(End of Article)

ARTICLE VIII : DELAYS AND EXTENSIONS OF TIME (FORCE MAJEURE)

1.           CAUSES OF DELAY

If, at any time after signing this CONTRACT, either the construction or delivery of the VESSEL or any performance required hereunder as a prerequisite to the delivery thereof is delayed so as to actually delay the delivery of the VESSEL, by any of the following events: namely war, acts of state or government, blockade, revolution, insurrections, mobilization. civil commotion, riots, strikes, sabotage, lockouts, Acts of God or the public enemy, plague or other epidemics, quarantines, shortage or prolonged failure of electric current, freight embargoes, or defects in major forgings or castings, delays or defects in the BUYER's supplies as stipulated in Article XII, if any, or shortage of materials, machinery or equipment or inability to obtain delivery or delays in delivery of materials, machinery or equipment, provided that at the time of ordering the same could reasonably be expected by the BUILDER to be delivered in time or defects in materials, machinery or equipment which could not have been detected by the BUILDER using reasonable care or earthquakes, tidal waves, typhoons, hurricanes, prolonged or unusually severe weather conditions or destruction of the premises or works of the SHIPYARD or its sub-contractors, or of the VESSEL, or any part thereof, by fire, landslides, flood, lightning, explosion, or delays in the BUILDER's other commitments resulting from any such causes as described in this Article which in turn delay the construction of the VESSEL or the BUILDER's performance under the CONTRACT (the BUILDER treating this CONTRACT not less favorably than other commitments), or delays caused by the CLASSIFICATION SOCIETY or the BUYER's faulty action or omission, then in the event of delays due to the happening of any of the aforementioned contingencies, provided such causes could not have been reasonably foreseen and eliminated by the BUILDER and so long as the BUILDER has taken all reasonable steps to mitigate the effect upon the construction of the VESSEL, the DELIVERY DATE of the VESSEL under this CONTRACT shall be extended for a period of time which shall not exceed the total accumulated time of all such delays.

2.           NOTICE OF DELAYS

As soon as practicably possible after commencement of any delay on account of which the BUILDER claims that it is entitled under this CONTRACT to an extension of the DELIVERY DATE of the VESSEL, and in any event within seven (7) days, the BUILDER shall advise the BUYER in writing or by e-mail or facsimile of the date such delay commenced, the reasons thereof and, if possible, its estimated duration of the probable delay in the delivery of the VESSEL, and shall supply the BUYER if reasonably available with evidence to justify the delay claimed. Within seven (7) days after such delay ends, the BUILDER shall likewise advise the BUYER in writing or by e-mail or facsimile of the date that such delay ended, and also, shall specify the period of time by which the BUILDER claims the DELIVERY DATE should be extended by reason of such delay. If the BUILDER does not give the timely advice as above, the BUILDER shall lose the right to claim such delays as permissible delay. Failure of the BUYER to object to the BUILDER's notification of any claim for extension of the date for delivery of the VESSEL within one (1) week after receipt by the BUYER of such notification shall be deemed to be a waiver by the BUYER of its right to object to such extension.

3.           RIGHT TO CANCEL FOR EXCESSIVE DELAY

If the total accumulated time of all permissible and non-permissible delays, excluding delays due to (i) arbitration under Article XIII, (ii) the BUYER's defaults under Article XI, (iii) modifications and changes under Article V which specifically allow an extension to the DELIVERY DATE or (iv) delays or defects in the BUYER' s supplies as stipulated in Article XII which specifically allow an extension to the DELIVERY DATE, aggregates two hundred seventy (270) days or more [including thirty (30) days as per Article III.1.(a)], then, the BUYER may, at any time thereafter, cancel this CONTRACT by giving a written notice of cancellation to the BUILDER. Such cancellation shall be effective as of the date the notice thereof is received by the BUILDER.

If the BUYER has not served the notice of cancellation as provided in the above or Article Ill. 1. hereof, the BUILDER may, at any time after expiration of the accumulated time of the delay in delivery, either two hundred seventy (270) days in case of the delay in this Paragraph or one hundred and ninety five days (195) in case of the delay in Article III. 1, notify the BUYER of the future date upon which the BUILDER estimates the VESSEL will be ready for delivery and demand in writing or by e-mail or facsimile that the BUYER make an election either to cancel this CONTRACT or to consent to the delivery of the VESSEL at such future date, in which case the BUYER shall, within ten (10) days after receipt of such demand, make and notify the BUILDER of such election. If the BUYER elects to consent to the delivery of the VESSEL at such future date (or other future date as the parties may agree):

(a)	Such future date shall become the contractual delivery date for the purposes of this CONTRACT and shall be subject to extension by reason of permissible delays as herein provided, and

(b)	If the VESSEL is not delivered by such revised contractual delivery date, the BUYER shall have the same right to liquidated damages and rights of cancellation upon the same terms as provided in this CONTRACT.

If the BUYER shall not make an election within ten (10) days as provided hereinabove, the BUYER shall be deemed to have accepted such extension of the DELIVERY DATE to the future delivery date indicated by the BUILDER.

For the avoidance of doubt, if the BUYER elects to accept the new Delivery Date, the BUYER shall remain entitled to the full adjustment of the CONTRACT PRICE which the BUYER is entitled to under Article III.

4.           DEFINITION OF PERMISSIBLE DELAYS

Delays on account of the causes as specified in Paragraph 1 of this Article shall be understood to be permissible delays, and are to be distinguished from non-permissible unauthorized delays on account of which the CONTRACT PRICE of the VESSEL is subject to adjustment as provided in Article [II hereof.

(End of Article)

ARTICLE IX : WARRANTY OF QUALITY

1.           GUARANTEE

Subject to the provisions hereinafter set forth, the BUILDER guarantees the VESSEL and all parts and equipment that are manufactured or furnished by the BUILDER or its subcontractors or its suppliers under this CONTRACT. The BUILDER undertakes to remedy, free of charge to the BUYER, any defects which are due to defective material, construction miscalculations and/or bad workmanship (hereinafter called the "DEFECT(S)") on the part of the BUILDER and/or its sub-contractors, provided that the defect is discovered within a period of twelve (12) months after the date of delivery of the VESSEL (the "Guarantee Period") and a notice thereof is duly given to the BUILDER as hereinafter provided. Any parts or equipment remedied after delivery shall be covered by a further twelve (12) months period of guarantee (the "Extended Guarantee Period"), but shall not be covered beyond eighteen (18) months after delivery of the VESSEL.

For the purpose of this Article the VESSEL shall include her hull, machinery and equipment, but shall exclude any parts for the VESSEL which have been supplied by or on behalf of the BUYER.

2.           NOTICE OF DEFECTS

The BUYER shall notify the BUILDER in writing or by e-mail or facsimile, of any DEFECTS for which claim is made under this guarantee as promptly as possible after discovery thereof The BUYER's written notice shall include full particulars to describe the nature and extent of the DEFECTS. The BUILDER shall have no obligation for any DEFECTS discovered prior to the expiry date of the Guarantee Period, or, in relation to replacements or repairs covered by the Extended Guarantee Period, of the Extended Guarantee Period, unless notice of such DEFECTS is received by the BUILDER no later than five (5) days after such expiry date.

3.           REMEDY OF DEFECTS

(a)
The BUILDER shall remedy, at its expense, any DEFECT against which the VESSEL is guaranteed under this Article, by making all necessary repairs or replacements at the SHIPYARD or elsewhere as provided for in (b) hereinbelow.

(b)	However, if it is impractical to bring the VESSEL to the SHIPYARD, the BUYER may cause the necessary repairs or replacements to be made elsewhere which is deemed suitable for the purpose, provided that, in such event, the BUILDER may forward or supply replacement parts or materials to the VESSEL, unless forwarding or supplying thereof to the VESSEL would impair or delay the operation or working schedule of the VESSEL. In the event that the BUILDER proposes to cause the necessary repairs or replacements to be made to the VESSEL at any other shipyard or works than the SHIPYARD, the BUYER shall first, but in all events as soon as possible, give the BUILDER notice in writing or by e-mail or facsimile of the time and place such repairs will be made, and if the VESSEL is not thereby delayed, or her operation or working schedule is not thereby impaired, the BUILDER shall have the right to verify by its own representative(s) the nature and extent of the DEFECTS complained of. The BUILDER shall in such case, promptly advise the BUYER in writing or by e-mail or facsimile, after such examination has been completed, of its acceptance or rejection of the DEFECTS as ones that are covered by the guarantee herein provided. Upon the BUILDER's acceptance of the DEFECTS as justifying remedy under this Article, or upon the award of the arbitration tribunal so determining, the BUILDER shall pay to the BUYER for such repairs or replacements a sum equal to the actual direct cost of the repairs or replacements, as evidenced by the final invoices of the relevant shipyard/repairer or supplier ,however, the amount of the BUILDER's payment to the BUYER for such repairs or replacements shall not exceed the average cost quoted by one reputable repair yard in Singapore and one reputable repair yard in China.

(c)
In any case, the VESSEL shall be taken at the BUYER's costs and responsibility to the place elected, ready in all respects for such repairs or replacements and in any event, the BUILDER shall not be responsible for towage, dockage, wharfage, port charges or any other cost or expenses whatsoever incurred by the BUYER in getting and keeping the VESSEL ready for such repairs or replacements.

(d)
In the event that it is necessary for the BUILDER to forward a replacement for a defective part under this guarantee, replacement parts shall be shipped to the BUYER under the terms of F.O.B. port of the country where they are to be purchased.

(e)	The BUILDER reserves the option to retrieve, at the BUILDER's cost, any of the replaced equipment/parts in case DEFECTS are remedied in accordance with the provisions in this Article.

(f)	Any dispute under this article shall be referred to arbitration in accordance with the provisions of Article XIII hereof.

4.           EXTENT OF BUILDER'S RESPONSIBILITY

(a)
After delivery of the VESSEL the BUILDER shall have no responsibility for any other DEFECTS whatsoever in the VESSEL than the DEFECTS specified in paragraph 1 of this Article, unless such defect was caused or occasioned by the negligence of the BUILDER, its subcontractors or their respective employees within the Guarantee Period. The BUILDER shall have no liability whatsoever in any circumstances whatsoever to the BUYER or to any third party for anything except the cost of repairing the DEFECT itself. The BUILDER shall not in any circumstances be responsible or liable for any consequential or special losses, damages or expenses including, but not limited to, loss of time, loss of profit or earning or demurrage directly or indirectly occasioned to the BUYER or any third party or any third party by reason of the DEFECTS specified in paragraph 1 of this Article or due to repairs or other works done to the VESSEL to remedy such DEFECTS. In particular, but without limitation, the BUYER shall have no claim against the BUILDER for any liability, cost or expense whatsoever or howsoever arising in connection with any damage to the VESSEL or to any cargo or to any other property owned by the BUYER or any third party caused by or as a result of the DEFECT and after delivery the BUYER shall hold the BUILDER harmless and indemnify the BUILDER against any claim from the BUYER or any third party whatsoever in respect of any such matters and in respect of any other claims relating to the VESSEL for which the BUILDER does not expressly give a warranty to the BUYER under this Article.

(b)
The BUILDER shall not be responsible for any DEFECTS in any part of the VESSEL which may subsequent to delivery of the VESSEL have been replaced or in any way repaired by any other contractor, or for any DEFECTS which have been caused or aggravated by omission or improper use and maintenance of the VESSEL on the part of the BUYER, its servants or agents or by ordinary wear and tear or by any other circumstances beyond the control of the BUILDER.

(c)
The guarantee contained as hereinabove in this Article replaces and excludes any other liability, guarantee, warranty and/or condition whether expressly set out in this CONTRACT or imposed or implied by the law, customary, statutory or otherwise, by reason of the construction and sale of the VESSEL by the BUILDER for and to the BUYER.

5.           ASSIGNMENT OF SUPPLIER'S GUARANTEES

The BUILDER agrees that upon the expiry of the Guarantee Period or, as the case may be, of the Extended Guarantee Period, it shall assign (to the extent to which it may validly do so) to the

BUYER, all rights, title and interest that the BUILDER may have in and to all guarantees or warranties given by the supplier of any of the appurtenances and materials used in the construction and/or operation of the VESSEL.

(End of Article)

ARTICLE X : PAYMENT AND RESCISSION BY THE BUYER

1.           CURRENCY

All payments under this CONTRACT shall be made in United States Dollars.

2.           TERMS OF PAYMENT

The payments of the CONTRACT PRICE shall be made as follows.

(a)	First Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S. Dollars Three Million One Hundred Thirty Thousand only (US$3,130,000) shall be paid within five (5) business days after receipt by the BUYER of a swift Refund Guarantee in accordance with Exhibit "A" attached hereto in accordance with this Article.

Under this CONTRACT, in counting the business days, Saturdays and Sundays are excepted. Additionally, when a due date falls on a day when banks are not open for business in New York or Seoul or Athens, such due date shall fall due upon the first business day next following.

(b)	Second Instalment

Five per cent (5%) of the CONTRACT PRICE amounting to U.S. Dollars One Million Five Hundred Sixty Five Thousand only (US$1,565,000) shall be paid within ten (10) months from the date of signing the CONTRACT.

(c)	Third Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S. Dollars Three Million One Hundred Thirty Thousand only (US$3,130,000) shall be paid within three (3) business days of receipt by the BUYER of a facsimiled notice from the BUILDER confirming that the steel cutting has been duly started as evidenced by certificate issued by the CLASSIFICATION SOCIETY.

(d)	Fourth Instalment

Ten per cent (10%) of the CONTRACT PRICE amounting to U.S. Dollars Three Million One Hundred Thirty Thousand only (US$3,130,000) shall be paid within three (3) business days of receipt by the BUYER of a facsimiled notice from the BUILDER confirming that the VESSEL has been launched (but no earlier than 5 months from delivery date) as evidenced by certificate issued by the CLASSIFICATION SOCIETY.

(e)	Fifth Instalment

Sixty Five per cent (65%) of the CONTRACT PRICE amounting to U.S. Dollars Twenty Million Three Hundred Forty Five Thousand only (US$20,345,000) plus or minus any increase or decrease due to modifications and/or adjustment, if any, arising prior to delivery of the VESSEL of the CONTRACT PRICE under Articles III and V of this CONTRACT shall be paid to the BUILDER concurrently with the delivery of the VESSEL. (The date stipulated for payment of each of the five instalments mentioned above is hereinafter in this Article and in Article XI referred to as the "DUE DATE" of that instalment).

It is understood and agreed upon by the BUILDER and the BUYER that all payments under the provisions of this Article shall not be delayed or withheld by the BUYER due to any dispute or disagreement of whatsoever nature arising between the BUILDER and the BUYER. Should there be any dispute in this connection, the matter shall be dealt with in accordance with the provisions of arbitration in Article XIII hereof.

3.           DEMAND FOR PAYMENT

At least fourteen (14) days prior to the date of each event provided in Paragraph 2 of this Article on which any payment shall fall due hereunder, with the exception of the payment of the first instalment, the BUILDER shall notify the BUYER by e-mail or facsimile of the date such payment shall become due.

The BUYER shall immediately acknowledge receipt of such notification by e-mail or facsimile to the BUILDER, and make payment as set forth in this Article. If the BUILDER fails to receive the BUYER's said acknowledgement within three (3) days after sending the aforementioned notification, the BUILDER shall promptly e-mail or facsimile to the BUYER a second notification of similar effect. The BUYER shall immediately acknowledge by e-mail or facsimile receipt of the foregoing second notification regardless of whether or not the first notification was acknowledged as aforesaid.

4.           METHOD OF PAYMENT

(a)
All the pre-delivery payments and the payment due on delivery in settlement of the CONTRACT PRICE as provided for in Paragraph 2 of this Article shall be made in U.S. Dollars on or before the DUE DATE thereof by telegraphic transfer as follows ;

(i)
The payment of the first, second, third and fourth instalments shall be made to the account of the Korea Exchange Bank, Head Office, Seoul, Korea (hereinafter called the "KEB"), Account No. 544-7-70599 at the JP Morgan Chase Bank, 4 New York Plaza FI.15, New York N.Y.10015, USA (hereinafter called the "JPMCB, N.Y.") in favour of Hyundai Mipo Dockyard Co., Ltd. (hereinafter called the "HMD") under advice by telefax or telex, including swift, to the KEB, Korea by the remitting Bank.

(ii)
The fifth instalment as provided for in Paragraph 2.(d) of this Article shall be deposited at the account of the KEB, Account No. 544-7-70599 at JPMCB, N.Y. or any other bank, Seoul, Korea as designated by the BUILDER, in favour of ITMD, at least three (3) business days prior to the scheduled delivery date of the VESSEL notified by the BUILDER, with instructions valid for fifteen (15) banking days that the said instalment is payable to the HMD against presentation by the BUILDER to the KEB, or any other bank, Seoul, Korea as the case may be, of a copy of the original PROTOCOL OF DELIVERY AND ACCEPTANCE of the VESSEL signed by the BUILDER and the BUYER.

If the BUILDER fails to present a copy of the PROTOCOL OF DELIVERY AND ACCEPTANCE to the bank within the said period of fifteen (15) banking days or unless the validity of the instruction is further extended by the BUYER based on a mutual understanding reached with the BUILDER within the said fifteen (15) banking days validity period, the bank shall remit the said amount of the fifth instalment to the BUYER's bank account immediately upon expiry of the said initial fifteen (15) banking days validity period of the instruction.

In the event of the fifth instalment having been so returned by the bank to the BUYER, the BUYER shall remit the fifth instalment again to the bank as laid down in this paragraph upon receipt of a further notice from the BUILDER for readiness of the VESSEL for delivery.

(b)	Simultaneously with each of such payments, the BUYER shall advise the BUILDER of the details of the payments by e-mail or facsimile and at the same time, the.

BUYER shall cause the BUYER's remitting Bank to advise the KEB, or any other bank, Seoul, Korea as the case may be, of the details of such payments by authenticated bank cable or telex.

5.           REFUND BY THE BUILDER

The payments made by the BUYER to the BUILDER prior to delivery of the VESSEL shall constitute advances to the BUILDER. If the VESSEL is rejected by the BUYER in accordance with the terms of this CONTRACT or, except in the case of rescission or cancellation of this CONTRACT by the BUILDER under the provisions of Article XI hereof, if the CONTRACT is frustrated, or if the BUYER terminates, cancels or rescinds this CONTRACT pursuant to any of the provisions of this CONTRACT specifically permitting the BUYER to do so, or otherwise, then the BUYER shall notify the BUILDER in writing or by facsimile or by email, and such rejection, frustration, cancellation, termination or rescission shall be effective as of the date when notice thereof is given by the BUYER.

Once the notice stipulated above is given by the BUYER, the BUILDER shall forthwith refund to the BUYER, in U.S. Dollars, the full amount of total sums paid by the BUYER to the BUILDER in advance of delivery together with interest thereon as herein provided.

The transfer and other bank charges of such refund shall be for the BUILDER's account. The interest rate of the refund of the total sums paid to the BUYER, as above provided, shall be Four per cent (4%) per annum from the date following the date of receipt by the BUILDER of the pre-delivery instalment(s) to the date of remittance by telegraphic transfer of such refund,. provided, however, that if the cancellation of this CONTRACT by the BUYER is based upon delays due to Force Majeure or other causes beyond the control of the BUILDER as provided for in Article VIII hereof, then in such event, the interest rate of refund shall be reduced to Three per cent (3%) per annum.

It is hereby understood by both parties that payment of any interest provided herein is by way of liquidated damages due to cancellation of this CONTRACT and not by way of a penalty or compensation for use of money.

If, the BUILDER is required to refund to the BUYER the instalments paid by the BUYER to the BUILDER as provided in this Paragraph, the BUILDER shall return to the BUYER all of the BUYER's supplies as stipulated in Article XII which were not incorporated into the VESSEL and pay to the BUYER an amount equal to the cost to the BUYER of those supplies incorporated into the VESSEL.

6.           TOTAL LOSS

If there is a total loss or a constructive total loss of the VESSEL prior to delivery thereof, the BUILDER shall proceed according to the mutual agreement of the parties hereto either:

(a)
to build another vessel in place of the VESSEL so lost and deliver it under this CONTRACT to the BUYER, provided that the parties hereto shall have agreed in writing to a reasonable cost and time for the construction of such vessel in place of the lost VESSEL; or

(b)
to refund to the BUYER the full amount of the total sums paid by the BUYER to the BUILDER under the provisions of Paragraph 2 of this Article together with interest thereon at the rate of Three per cent (3%) per annum from the date following the date of receipt by the BUILDER of such pre-delivery instalment(s) to the date of payment by the BUILDER to the BUYER of the refund, and to pay to the BUYER the invoiced cost to the BUYER of all BUYER's Supplies which were incorporated into the VESSEL, and either (i) to return to the BUYER all BUYER's Supplies which were not incorporated into the VESSEL, or (ii) to pay to the BUYER the invoiced cost to the BUYER of all such supplies.

If the parties hereto fail to reach such agreement within sixty (60) days after the VESSEL is determined to be a total loss or constructive total loss, the provisions of (b) hereinabove shall be applied.

7.           DISCHARGE OF OBLIGATIONS

Such refund as provided in the foregoing Paragraphs 5 and 6 by the BUILDER to the BUYER shall forthwith discharge all the obligations, duties and liabilities of each of the parties hereto to the other (other than any obligations of the BUYER in respect of facilities afforded to the BUYER'S REPRESENTATIVE) under this CONTRACT. Any and all refunds or payments due to the BUYER under this CONTRACT shall be made by telegraphic transfer to the account specified by the BUYER.

8.           REFUND GUARANTEE

The BUILDER shall furnish the BUYER prior to the payment of the first instalment with an irrevocable, unconditional, assignable letter of guarantee issued by the KEB (the "Refund Guarantor") for the refund of all of the pre-delivery instalments plus interest as aforesaid to the

BUYER under or pursuant to Paragraph 5 above in the form as annexed hereto as Exhibit "A" (the "Refund Guarantee"). If the wording of the Refund Guarantee is different from Exhibit "A" then such wording shall be mutually agreed between the BUYER and the BUILDER.

All expenses in issuing and maintaining the letter of guarantee described in this Paragraph shall be borne by the BUILDER.

The Refund Guarantee to be delivered to the BUYER under this Article shall remain in full force and effect throughout the duration of this CONTRACT and until the VESSEL is accepted by and delivered to the BUYER.

If, for whatsoever reason, such Refund Guarantee ceases to be in full force and effect, the BUILDER shall have the obligation to deliver to the BUYER forthwith within one (1) day as the Refund Guarantee ceased to be in full force and effect the original of a substitute letter of guarantee issued by a bank or an insurance company acceptable to the BUYER in a form and substance acceptable to the BUYER. In the event that the BUILDER fails to deliver to the BUYER such substitute letter of guarantee as aforesaid, the BUYER shall be entitled to rescind the Contract and seek an immediate refund of all sums paid to the BUILDER in accordance with the provisions of this Article and to refrain from paying any outstanding instalments due and payable under this Article of this Contract until the original of such substitute letter of guarantee has been delivered by the BUILDER to the BUYER.

9.           PERFORMANCE GUARANTEE

Upon signing this CONTRACT, the BUYER shall provide the BUILDER with an irrevocable and unconditional Letter of Guarantee issued by CENTRAL MARE INC. for the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT including, but not limited to, the payment of the CONTRACT PRICE and taking delivery of the VESSEL in the form as annexed hereto as Exhibit "B" (the "Performance Guarantee").

(End of Article)

ARTICLE XI : BUYER'S AND BUILDER'S DEFAULT

1.           DEFINITION OF BUYER'S DEFAULT

The BUYER shall be deemed to be in default under this CONTRACT in the following cases:

(a)	If the first, second, third or fourth instalment is not paid to the BUILDER within respective DUE DATE of such instalments; or

(b)
If the fifth instalment is not deposited in accordance with Article X.4.(a)(ii) hereof or if the said fifth instalment deposit is not released to the BUILDER against presentation by the BUILDER of a copy of the original PROTOCOL OF DELIVERY AND ACCEPTANCE; or

(c)	If the BUYER fails to take delivery of the VESSEL within five (5) days when the VESSEL is duly tendered for delivery by the BUILDER under the provisions of Article VII hereof; or

(d)	If an order or an effective resolution shall be passed for winding up of the BUYER (except for the purpose of reorganization, merger or amalgamation).

(e)	If the BUYER is in material breach of any of its obligations under this CONTRACT.

2.           EFFECT OF THE BUYER'S DEFAULT ON OR BEFORE THE DELIVERY OF THE VESSEL

If the BUYER shall be in default as provided in Paragraph 1 above of its obligations under this CONTRACT, then;

(a)
The DELIVERY DATE of the VESSEL shall be extended automatically for the actual period of such default and the BUILDER shall not be obliged to pay any liquidated damages for the delay in delivery of the VESSEL caused thereby.

(b)
The BUYER shall pay to the BUILDER interest at the rate of Four per cent (4%) per annum in respect of the instalment(s) in default from the respective DUE DATE to the date of actual receipt by the BUILDER of the full amount of such instalment(s).

(c)
If the BUYER is in default in payment of any of the instalment(s) due and payable prior to or simultaneously with the delivery of the VESSEL, the BUILDER shall, in writing or by e-mail or facsimile, notify the BUYER to that effect, and the BUYER shall, upon receipt of such notification, forthwith acknowledge in writing or by facsimile to the BUILDER that such notification has been received.

(d)
If any of the BUYER's default continues for a period of ten (10) days after the BUILDER's notification to the BUYER of such default, the BUILDER may, at its option, rescind this CONTRACT by serving upon the BUYER a written notice or e-mail or facsimile notice of rescission confirmed in writing.

(e)
In the event of such cancellation by the BUILDER of this CONTRACT due to the BUYER's default as provided for in paragraph 1 above, the BUILDER shall be entitled to retain and apply the instalments already paid by the BUYER to the recovery of the BUILDER's loss and damage including, but not limited to, reasonable estimated profit due to the BUYER's default and the cancellation of this CONTRACT and at the same time the BUILDER shall have the full right and power either to complete or not to complete the VESSEL which is the sole property of the BUILDER as it deems fit, and to sell the VESSEL in its complete or incomplete state at a public or private sale on such terms and conditions as the BUILDER thinks fit without being answerable for any loss or damage but at the true market price in the prevailing market conditions.

The proceeds received by the BUILDER from the sale and the instalments retained by the BUILDER shall be applied as follows :

First, in payment of all reasonable costs and expenses of the sale of the VESSEL, including interest thereon at Four per cent (4%) per annum from the respective date of payment of such costs and expenses aforesaid to the date of sale on account of the BUYER's default.

Second, if the VESSEL has been completed, in or towards satisfaction of the unpaid balance of the CONTRACT PRICE, to which shall be added the cost of all additional work and extras agreed by the BUYER including interest thereon at Four per cent (4%) per annum from the respective DUE DATE of the instalment in default to the date of sale, or if the VESSEL has not been completed, in or towards satisfaction of the unpaid amount of the cost incurred by the BUILDER prior to the date of sale on account of construction of the VESSEL, including work, labour, materials and reasonably estimated profit which the BUILDER would have been entitled to receive if the VESSEL had been completed and delivered plus interest thereon at Four per cent (4%)

per annum from the respective DUE DATE of the instalment in default to the date of sale.

Third, the balance of the proceeds, if any, shall belong to the BUYER, and shall forthwith be paid over to the BUYER by the BUILDER.

In the event of the proceeds from the sale together with instalment(s) retained by the BUILDER being insufficient to pay the BUILDER such total costs as aforesaid, the BUYER shall be liable for the deficiency and shall pay the same to the BUILDER upon its demand. If the proceeds from the sale together with instalment(s) retained by the BUILDER exceed such total costs as aforesaid, the BUILDER shall forthwith pay the excess to the BUYER.

(f)	In no event shall the BUYER's total liability in the event of the BUILDER rescinding this CONTRACT exceed one hundred and five per cent (105%) of the CONTRACT PRICE.

3.           DEFINITION OF BUILDER'S DEFAULT

a)	The BUYER shall be entitled to declare the BUILDER in default in any of the following cases:

- if the BUILDER, without reasonable excuse, intentionally delays in the commencement of steel cutting, keel laying and launching of the VESSEL in accordance with the latest milestone event notice informed to the BUYER for a period of sixty five (65) days or more and the BUILDER has not rectified the same within fourteen (14) days of being notifed by the BUYER of such delay. However, in any case, the BUILDER reserves its full rights to change the milestone events in accordance with the BUILDER's production planing.

- if the BUILDER shall apply for or consent to the appointment of a receiver, trustee or liquidator, shall be adjudicated insolvent, shall apply to the courts for protection from its creditors, file a voluntary petition in bankruptcy or take advantage of any insolvency law, or any action shall be taken by the BUILDER having an effect similar to any of the foregoing or the equivalent thereof in any jurisdiction;

- the filing of a petition or the making of an order or the passing of an effective resolution for the winding-up of the BUILDER or the placing of the BUILDER under court protection or the appointment of a receiver of the undertaking or property of the BUILDER or the insolvency of or the cessation of the carrying on of business by the BUILDER or any analogous proceedings;

- the BUILDER, without prior written consent of the BUYER, removes the VESSEL from the SHIPYARD or assigns, sub-lets or subcontracts performance of the whole or part of its obligations except as provided for in this CONTRACT or usual shipbuilding practice of the BUILDER or as agreed by BUYER;

- the BUILDER sells or transfers title to the VESSEL to a third party or a shipowner except due to rescission of the CONTRACT by the BUYER's default; and/or

- if the Refund Guarantee ceases to be valid for whatever reason subject to the last paragraph of Article X 8. of this CONTRACT or the Refund Guarantor enters in to any insolvency or similar proceeding as defined herein.

4.           EFFECT OF THE BUILDER'S DEFAULT

In such event, the BUYER, in its sole discretion, may terminate this CONTRACT by giving notice in writing or by facsimile or by email to the BUILDER, and the provisions of Article X.5 shall apply.

5.           OTHER BUILDER'S DEFAULT

Should the BUILDER default in payment of any amount due under this CONTRACT including, without limitation, payment of liquidated damages (it being understood that liquidated damages are payable by adjustment to the final instalment of the CONTRACT PRICE), then the BUILDER shall pay to the BUYER interest thereon at the rate of Six percent (6%) per annum from the date when the amount became due to the BUYER up to the payment thereof.

(End of Article)

ARTICLE XII : BUYER'S SUPPLIES

1.           RESPONSIBILITY OF THE BUYER

The BUYER shall, at its cost and expense, supply all the BUYER's supplies mentioned in the SPECIFICATIONS, if any, (hereinafter called the "BUYER'S SUPPLIES"), to the BUILDER at the SHIPYARD in good working condition ready for installation and in accordance with the time schedule to be furnished by the BUILDER to meet the building schedule of the VESSEL.

In order to facilitate the installation of the BUYER'S SUPPLIES by the BUILDER, the BUYER shall furnish the BUILDER with the necessary plans, instruction books, test report and all test certificates required by the BUILDER and shall use reasonable endeavours to cause the representative(s) of the makers of the BUYER'S SUPPLIES to give the BUILDER any advice, instructions or assistance which the BUILDER may reasonably require in the installation or adjustment thereof at the SHIPYARD, all without cost or expense to the BUILDER.

The BUYER shall be liable for any expense incurred by the BUILDER for repair of the BUYER'S SUPPLIES due to defective design or materials, poor workmanship or performance or due to damage in transit and the DELIVERY DATE of the VESSEL shall be extended for the period of such repair if such repair shall actually delay the progress to the construction of the VESSEL.

Commissioning into good order of the BUYER'S SUPPLIES during and after installation on board shall be made at the BUYER's expense by the representative of respective maker or the person designated by the BUYER in accordance with the BUILDER's building schedule.

Should the BUYER fail to deliver to the BUILDER at the SHIPYARD the BUYER'S SUPPLIES and the necessary document or advice for such supplies within the time specified by the BUILDER, the DELIVERY DATE of the VESSEL shall automatically be extended for the period of such delay if such delay in delivery shall delay the progress to the construction of the VESSEL. In such event, the BUYER shall pay to the BUILDER all losses and damages sustained by the BUILDER due to such delay in the delivery of the BUYER'S SUPPLIES and such payment shall be made upon delivery of the VESSEL, provided, however, that the BUILDER shall have :

(a)	furnished the BUYER with the time schedule referred to above, two (2) months prior to installation of the BUYER'S SUPPLIES and

(b)
given the BUYER written notice of any delay in delivery of the BUYER'S SUPPLIES and the necessary document or advice for such supplies as soon as the delay occurs which might give rise to a claim by the BUILDER under this Paragraph.

Furthermore, if the delay in delivery of the BUYER'S SUPPLIES and the necessary document or advice for such supplies should exceed five (5) days from the date specified by the BUILDER, the BUILDER shall be entitled to proceed with construction of the VESSEL without installation of such items (regardless of their nature or importance to the BUYER or the VESSEL) in or on the VESSEL without prejudice to the BUILDER's right hereinabove provided, and the BUYER shall accept the VESSEL so completed.

2.           RESPONSIBILITY OF THE BUILDER

The BUILDER shall be responsible for storing, safekeeping and handling the BUYER'S SUPPLIES, which the BUILDER is required to install on board the VESSEL under the SPECFICATIONS after delivery of such supplies to the SHIPYARD, and shall install such supplies on board the VESSEL at the BUILDER's expense.

The BUILDER shall not be responsible for the quality, performance or efficiency of any equipment included in the BUYER'S SUPPLIES and is under no obligation with respect to the guarantee of such equipment against any defects caused by poor quality, performance or efficiency of the BUYER'S SUPPLIES. If any of the BUYER'S SUPPLIES is lost or damaged while in the custody of the BUILDER, the BUILDER shall, if the loss or damage is due to willful default or negligence on its part, be responsible for such loss or damage. In the event of cancellation, termination or rescission of this Contract by the BUYER for any reason whatsoever, the BUYER shall at the BUYER's cost and expense remove all the BUYER's Supplies not incorporated into the VESSEL from the SHIPYARD as at the date of such rescission.

(End of Article)

ARTICLE XIII : ARBITRATION

1.           DECISION BY THE CLASSIFICATION SOCIETY

If any dispute arises between the parties hereto in regard to the design and/or construction of the VESSEL, its machinery and equipment, and/or in respect of the materials and/or workmanship thereof and/or thereon, and/or in respect of interpretations of this CONTRACT or the SPECIFICATIONS, the parties may by mutual agreement refer the dispute to the CLASSIFICATION SOCIETY or to such other expert as may be mutually agreed between the parties hereto, and whose decision shall be final, conclusive and binding upon the parties hereto.

2.           LAWS APPLICABLE

Any arbitration arising hereunder shall be governed by and conducted in London in accordance with the Arbitration Act 1996 of England or any statutory modification or reenactments thereof for the time being in force.

3.           PROCEEDINGS OF ARBITRATION

In the event that the parties hereto do not agree to settle a dispute according to Paragraph 1 of this Article and/or in the event of any other dispute of any kind whatsoever between the parties and relating to or in connection with this CONTRACT or its rescission or any stipulation herein, such dispute shall be submitted to arbitration in London. The parties shall try to agree a single arbitrator to conduct the arbitration. Either party may demand arbitration of any such dispute by giving notice to the other party in accordance with the notice provisions of this CONTRACT.

If the parties cannot agree upon the appointments of the single arbitrator within fourteen (14) days after one of the parties has given notice to the other party notifying that the other party refer the dispute to arbitration, the dispute shall be settled by three arbitrators, each party appointing one arbitrator, and the two so chosen shall appoint the third arbitrator. All the arbitrators shall be members of the London Maritime Arbitrators Association. If either of the appointed arbitrators refuses or is incapable of acting, the party who appointed him shall appoint a new arbitrator in his place.

If one party fails to appoint an arbitrator - either originally or by way of substitution - forfourteen (14) days after the other party having appointed its arbitrator, the party failing to appoint an arbitrator shall be deemed to have accepted and appointed, as its own arbitrator, the arbitrator appointed by the party demanding arbitration and the arbitration shall proceed before this sole arbitrator alone. The entire arbitration process will be conducted in English language.

4.           NOTICE OF AWARD

The award shall immediately be given to the BUYER and the BUILDER by telefax.

5.           EXPENSES

The arbitration tribunal shall determine which party shall bear the costs and expenses of the arbitration or the portion of such costs and expenses which each party shall bear.

6.           ENTRY IN COURT

In case of failure by either party to respect the award of the arbitration, the judgment may be entered in any proper court having jurisdiction thereof.

7.           ALTERATION OF DELIVERY DATE

In the event of reference to arbitration of any dispute arising out of matters occurring prior to delivery of the VESSEL, the award may include any postponement of the DELIVERY DATE which the arbitration tribunal may deem appropriate.

(End of Article)

ARTICLE XIV : SUCCESSORS AND ASSIGNS

The BUILDER agrees that, prior to delivery of the VESSEL, the BUYER may assign the benefit of this CONTRACT, or may transfer or novate this CONTRACT to another company, with the prior written approval of the BUILDER, which the BUILDER shall not unreasonably withhold.

Further, the BUYER may assign its right (but not its obligations) under this CONTRACT to a first class financial institution in order for the BUYER to obtain finance from such financial institution with prior notification to the BUILDER and its acknowledgement of receipt thereof.

In the event of any assignment pursuant to the terms of this CONTRACT, the assignee, its successors and assigns shall succeed to all the rights and obligations of the BUYER under this CONTRACT. However, the BUYER shall remain responsible for performance by the assignee, its successors and assigns of all the BUYER's obligations, liabilities and responsibilities under this CONTRACT. It is understood that any expenses or charges incurred due to the transfer of this CONTRACT shall be for the account of the BUYER.

The BUILDER shall have the right to assign this CONTRACT at any time after the effective date hereof, provided that prior written agreement is obtained from the BUYER.

(End of Article)

ARTICLE XV : TAXES AND DUTIES

1.           TAXES

Unless otherwise expressly provided for in this CONTRACT, all costs and taxes including stamp duties, if any, incurred in or levied by any country except Korea and Vietnam in connection with this CONTRACT shall be borne by the BUYER and corresponding costs and taxes in Korea or Vietnam, before delivery of the VESSEL, if any, shall be borne by the BUILDER.

2.           DUTIES

The BUILDER shall hold the BUYER harmless from any payment of duty imposed in Korea or Vietnam upon materials or supplies which, under the terms of this CONTRACT, or amendments thereto, may be supplied by the BUYER from abroad for the construction of the VESSEL.

The BUILDER shall likewise hold the BUYER harmless from any payment of duty imposed in Korea or Vietnam in connection with materials or supplies for operation of the VESSEL, including running stores, provisions and supplies necessary to stock the VESSEL for its operation. This indemnity does not, however, extend to any items purchased by the BUYER for use in connection with the VESSEL which are not absolutely required for the construction or operation of the VESSEL.

(End of Article)

OA 10 4;

ARTICLE XVI : PATENTS, TRADEMARKS AND COPYRIGHTS

1.           PATENTS, TRADEMARKS AND COPYRIGHTS

Machinery and equipment of the VESSEL, whether made or furnished by the BUILDER under this CONTRACT, may bear the patent numbers, trademarks, or trade names of the manufacturers. The BUILDER shall defend and hold harmless the BUYER from all liabilities or claims for or on account of the use of any patents, copyrights or design of any nature or kind. or for the infringement thereof including any unpatented invention made or used in the performance of this CONTRACT and also for any costs and expenses of litigation, if any in connection therewith. No such liability or responsibility shall be with the BUILDER with regard to the BUYER'S SUPPLIES.

Nothing contained herein shall be construed as transferring any patent or trademark rights or copyrights in equipment covered by this CONTRACT, and all such rights are hereby expressly reserved to the true and lawful owners thereof.

2.           RIGHTS TO THE SPECIFICATIONS, PLANS AND ETC.

The BUILDER retains all rights with respect to the SPECIFICATIONS, plans and working drawings, technical descriptions, calculations, test results and other data, information and documents concerning the design and construction of the VESSEL and the BUYER undertakes therefore not to disclose the same or divulge any information contained therein to any third parties, without the prior written consent of the BUILDER, such consent not to be unreasonably withheld or delayed, excepting where it is necessary for usual operation, repair and maintenance of the VESSEL, or in a case of a future sale of the VESSEL.

In case the BUYER requests the prior written consent of the BUILDER as set out in the above paragraph, the BUYER shall provide the BUILDER with a written undertaking from the recipient stating that (1) he acknowledge and shall observe the foregoing terms concerning the BUILDER's right to confidential information and (2) any confidential information furnished in tangible form shall not be duplicated by recipient except for the purpose of the job specifically assigned to him. (3) Upon the completion of his job requiring reference to the confidential information, recipient shall return to the BUYER at his option or otherwise destroy all the confidential information received in written or tangible form including copies or reproductions or other media containing such confidential information. (4) Any documents or other media developed by the recipient containing confidential information shall be destroyed by the recipient.

3.           ACCESS TO INFORMATION

The BUYER shall have the right of access through the BUILDER to any information pertaining to any materials or design used for or in the construction of the VESSEL which the BUYER may reasonably require for plan or equipment approvals, modifications, normal operation, repair or maintenance of the VESSEL subject to availability and prior written consent of the BUILDER. Further, such information shall not violate industrial confidentiality or other confidential nature applied by the BUILDER, makers and/or the Korean Government.

(End of Article)

ARTICLE XVII : INTERPRETATION AND GOVERNING LAW

This CONTRACT has been prepared in English and shall be executed in duplicate and in such number of additional copies as may be required by either party respectively. The parties hereto agree that the validity and interpretation of this CONTRACT and of each Article and part thereof and any non-contractual obligations arising therefrom shall be governed by the laws of England.

(End of Article)

ARTICLE XVIII : NOTICE

Any and all notices, requests, demands, instructions, advices and communications in connection with this CONTRACT including notices of arbitration shall be written in English, sent by registered air mail or facsimile or email and shall be deemed to be given when first received whether by registered mail or facsimile or email. They shall be addressed as follows, unless and until otherwise advised:

To the BUILDER	:	HYUNDAI MIPO DOCKYARD CO., LTD.
100, Bangeojinsunhwan-Doro, Dong-Gu, Ulsan 682-712, Korea

Attention: Mr. Y. B. Kim I Contract Management Dep't.
		Tel	:	+82 52 250 3071
		Facsimile	:	+82 52 250 3060
		E-mail	:	yongbum@hmd.co.kr

To the SHIPYARD	:	HYUNDAI-VINASHIN SHIPYARD CO., LTD.
01 My Giang, Ninh Phuoc Commune,
Ninh Hoa District, Khanh Hoa Province,Vietnam

Attention: Mr. J. H. Kang / Contract Management Dep't.
		Tel	:	+84 58 3622 757
		Facsimile	:	+84 58 3622 018
		E-mail	:	ihkang@hmd.co.kr

To the BUYER	:	MONTE CARLO 37 SHIPPING COMPANY LIMITED C/O CENTRAL SHIPPING MONACO S.A.M.
Palais De la Scala, 1 Avenue Henry Dunant,
MC 98000, Monaco

Attention: Mr. Andreas M. Louka, Legal Advisor
		Tel	:	+30 210 8128 320
		Facsimile	:	+30 210 6141 272
		E-mail	:	legal@centralmare.com

Attention: Mr. Souroullas Demetris P., Chief Technical Officer
Tel	:	+30 210 8128 290
Facsimile	:	+30 210 6141 276
E-mail	:	dps@centralmare.com

The said notices shall become effective upon receipt of the letter, e-mail or facsimile communication by the receiver thereof. be deemed to have been received: (a) in the case of a letter, at the earliest of (i) when actually received by the addressee, or (ii) 7 days after such letter was posted; or (b) in the case of email or facsimile, at the time of dispatch, provided that, in the ease of a fax, a receipt confirming successful transmission is obtained, and in the case of an email, no message saying the email has been rejected or failed is received; all provided that if the date of dispatch is not a business day at the place of the addressee it shall be deemed received on the next business day. Where a notice by e-mail or facsimile is concerned which is required to be confirmed by letter, then, unless the CONTRACT or the relevant Article thereof otherwise requires, the notice shall become effective upon receipt of the e-mail or facsimile.

(End of Article)

ARTICLE XIX : EFFECTIVENESS OF THIS CONTRACT

This CONTRACT shall become effective upon signing by the parties hereto. However, if BUILDER fails to provide BUYER with the letter of guarantee referred to in Article X.8 within thirty (30) days after the date of the CONTRACT, then the BUYER shall have the option of cancelling the CONTRACT (which option shall remain exercisable at any time until the Refund Guarantee referred to in Article X.8 is provided) in which case it shall become null and void, and the parties shall be immediately and completely discharged from all of their obligations to the other party under the CONTRACT as if the CONTRACT had never been entered into at all.
(End of Article)

ARTICLE XX : EXCLUSIVENESS

This CONTRACT shall constitute the only and entire agreement between the parties hereto, and unless otherwise expressly provided for in this CONTRACT, all other agreements, oral or written, made and entered into between the parties prior to the execution of this CONTRACT shall be null and void.

(End of Article)

ARTICLE XXI : INSURANCE

1.           EXTENT OF INSURANCE COVERAGE

From the time of keel laying the VESSEL until the same is completed, delivered to and accepted by the BUYER, the BUILDER shall, at its own cost and expense, keep the VESSEL and all machinery, materials, equipment, appurtenances and outfit, delivered to the shipyard for the VESSEL or built into, or installed in or upon the VESSEL, including the BUYER'S SUPPLIES, fully insured with Korean Insurance Company under coverage corresponding to the London Institute BUILDER's Risks Clause.

The amount of such insurance coverage shall, up to the date of delivery of the VESSEL, be in an amount at least equal to, but not limited to, the aggregate of the payment made by the BUYER to the BUILDER including the value of the BUYER'S SUPPLIES.

The Policy referred to hereinabove shall be taken out in the name of the BUILDER and all losses under Policy shall be payable to the BUILDER.

If the BUYER so requests, the BUILDER shall at the BUYER'S cost procure insurance on the VESSEL and all parts, materials, machinery and equipment intended therefore against risks of earthquake, strikes, war peril or other risks not heretofore provided and shall make all arrangements to that end. The cost of such insurance shall be reimbursed to the BUILDER by the BUYER upon delivery of the VESSEL.

2.           APPLICATION OF THE RECOVERED AMOUNT

(a)	Partial Loss :

In the event that the VESSEL shall be damaged by any insured cause whatsoever prior to acceptance thereof by the BUYER and in the further event that such damage shall not constitute an actual or constructive total loss of the VESSEL, the BUILDER shall apply the amount recovered under the Insurance Policy referred to in Paragraph 1 of this Article to the repair of such damage satisfactory to the CLASSIFICATION SOCIETY, and the BUYER shall accept the VESSEL under this CONTRACT if completed in accordance with this CONTRACT and the SPECIFICATIONS.

(b)	Total Loss :

If the VESSEL shall become an actual or constructive total loss, the provisions of Article X.6 shall apply.

3.           TERMINATION OF BUILDER'S OBLIGATION TO INSURE

The BUILDER's obligation to insure the VESSEL hereunder shall cease and terminate forthwith upon delivery thereof and acceptance by the BUYER.

(End of Article)

IN WITNESS WHEREOF, the parties hereto have caused this CONTRACT to be duly executed in duplicate on the date and year first above written.

For and on behalf of		For and on behalf of

Monte Carlo 37 Shipping Company Limited Co., Ltd.		Hyundai Mipo Dockyard Co., Ltd.

/s/ Andreas Louka		/s/ Euisung Yoon

Name:	Andreas Louka	Name:	Euising Yoon

Title:	Attorney-in-fact	Title:	Attorney-in-fact

WITNESS		WITNESS

By	/s/ Evangelos J. Pistiolis	By	/s/ JS Son

Name:	Evangelos J. Pistiolis	Name:	Jungsik Son

Title:	Attorney-in-Fact	Title:	Attorney-in-fact

EXHIBIT "A"

LETTER OF GUARANTEE

Letter of Guarantee No.:

Date : ______________, 2013

Gentlemen:

In consideration of the BUYER entering into the CONTRACT with the BUILDER for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, we, the Korea Exchange Bank, hereby open our unconditional, irrevocable and assignable letter of guarantee number _____ in favour of ________________(hereinafter called the "BUYER") for account of Hyundai Mipo Dockyard Co., Ltd., Ulsan, Korea (hereinafter called the "BUILDER") as follows in connection with the shipbuilding contract dated __________, 2013 (hereinafter called "CONTRACT") made by and between the BUYER and the BUILDER for the construction of _______________ having the BUILDER's Hull No.____ (hereinafter called the "VESSEL").

If, in connection with the terms of the CONTRACT, the BUYER shall become entitled to a refund of one or more instalments of the CONTRACT PRICE made by way of advance payments to the BUILDER prior to the delivery of the VESSEL, we hereby irrevocably absolutely and unconditionally guarantee, as primary obligor and not merely as surety, the repayment of the same to the BUYER, the BUYER's successors or assignees, within thirty (30) days after demand, up to the amount equivalent to the first instalment of US$ (Say U.S. Dollars _________________________ only) together with interest thereon at the rate of four (4%) per cent per annum from the date following the date of receipt by the BUILDER to the date of remittance by telegraphic transfer of such refund.

The amount of this guarantee will be automatically increased upon the BUILDER's receipt of the further instalments due under the CONTRACT, not more than _____ times, each time by the amount of instalment plus interest thereon as provided in the CONTRACT, but in any eventuality the amount of this guarantee shall not exceed the total sum of US$ (Say U.S. Dollars ______________ only) plus interest thereon at the rate four (4%) per cent per annum from the date following the date of the BUILDER's receipt of each instalment to the date of remittance by telegraphic transfer of the refund. However, in the event of cancellation of the CONTRACT being based on delays due to Force Majeure or other causes beyond the control of the BUILDER or in the case of total loss of the VESSEL, the interest rate of refund shall be reduced to three per cent (3%) per annum as provided in Article

X of the CONTRACT.

Payment under this guarantee shall be made by us against the BUYER's first written demand and signed statement certifying that the BUYER's demand for refund has been made in conformity with Article XI of the CONTRACT and the BUILDER has failed to make the refund within twenty (20) days after the BUYER's demand.

Refund shall be made to the BUYER by telegraphic transfer in United States Dollars. All payments to be made to the BUYER hereunder shall be made in United States Dollars to such account as may be designated by the BUYER, in immediately available funds free and clear of and without any set-off or counterclaim and without deduction or withholding for and on account of any present or future taxes, duties or charges of any nature now or hereafter imposed, levied, collected, withheld, deducted or assessed by any taxing and/or governmental authority whatsoever or wheresoever unless we are compelled by law to deduct such taxes, in which event all such taxes shall be borne by us or, if under the provisions of any applicable law this stipulation cannot be applied, we shall increase any payment(s) to the BUYER hereunder so that the net amount(s) received by the BUYER shall be equal to the full amount(s) which the BUYER would have received had such payment(s) not been subject to such taxes.

Our liabilities under this guarantee and the rights and remedies conferred upon you by or in connection with this guarantee shall not be discharged, impaired, prejudiced or otherwise affected by reason of any of the following events and circumstances (regardless of whether they occur with or without the BUILDER's or our consent or knowledge): (i) giving of any time or indulgence, waiver or consent whatsoever granted by you or any other person to the BUILDER; (ii) any variation of, amendment to, supplement to, extension, or assignment whatsoever made to the CONTRACT; (iii) the insolvency, liquidation, amalgamation, reconstruction or reorganisation, or application for court protection of the BUILDER, or any steps being taken for any such event; (iv) the illegality, invalidity or unenforceability, or any defect in the CONTRACT or any provisions thereof; (v) the repudiation, cancellation or termination of the CONTRACT; (vi) any security or other indemnity now or hereafter held by you; (vii) any dispute between you and the BUILDER (viii) any delay in the construction andlor delivery of the VESSEL due to whatever causes; (ix) any breach of or default under the CONTRACT; or by any other matter, act, omission, fact, thing or circumstances whatsoever which could or might, but for the foregoing, diminish or release us in any way from all or part of our obligations under this guarantee.

To the extent that we may be or may hereafter become entitled, in any jurisdiction, to claim for ourselves or our property, assets or revenue immunity (whether by reason of sovereignty or otherwise) in respect of our obligations under this guarantee from service of process, suit, jurisdiction, judgment, order, award, attachment (before or after judgment or award), set off, execution of a judgment or other legal process and to the extent that in any such jurisdiction there may be attributed to us or any of our property, assets or revenue such an immunity (whether or not claimed) we hereby irrevocably agree not to claim and hereby irrevocably waive such immunity to the fullest extent permitted by the laws of such jurisdiction.

In case any refund is made to the BUYER by the BUILDER or by us under this Letter of Guarantee, our liability hereunder shall be automatically reduced by the amount such refund.

It is hereby understood that payment of any interest provided herein is by way of liquidated damages due to cancellation of the CONTRACT and not by way of a penalty or compensation for use of money.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days from the date of your claim to the BUILDER referred to above, we receive notification from you or the BUILDER accompanied by written confirmation to the effect that your claim to cancel the CONTRACT or your claim for refundment thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, we shall under this guarantee, refund to you the sum adjudged to be due to you by the BUILDER pursuant to the award made under such arbitration immediately upon receipt from you of a demand for the sums so adjudged and a copy of the award.

This letter of guarantee shall be in full force and effect from the date of the BUILDER's receipt of the first instalment under the CONTRACT and shall become null and void upon the earliest of (i) receipt by the BUYER of the sum guaranteed hereby or (ii) upon acceptance by the BUYER of the delivery of the VESSEL in accordance with the terms of the CONTRACT and, in either case, this letter of guarantee shall be returned to us.

This letter of guarantee may be assigned or transferred by the BUYER without obtaining our prior written consent. Written notice of any such assignment or transfer should be given to us, which we agree to acknowledge in writing.

This guarantee and any non-contractual obligations arising therefrom shall be governed by and construed in accordance with the laws of England and any dispute arising under or in connection with this guarantee shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification thereof as currently in force before three arbitrators, with one to be appointed by each party and the third to be appointed by the two party appointed arbitrators.

We hereby warrant that we are permitted by any relevant law to which we are subject (including, where relevant, the laws of the place or places of each of our incorporation, establishment, regulation, registration and residence) to (i) issue a guarantee in this form, (ii) make payment under this guarantee in United States Dollars and (iii) designate the laws of England and arbitration in London as the applicable law, the forum and the place of jurisdiction, to which we irrevocably submit. We hereby warrant that we have obtained all necessary approvals and authorisations to issue this guarantee.

All demands and notices in connection with this guarantee shall be sent to us at the following address: [INSERT ADDRESS, FAX NUMBER, EMAIL, ETC.].

Very truly yours,

for and on behalf of

By
Name:
Title:

EXHIBIT "B"

Hyundai Mipo Dockyard Co., Ltd.

Hyundai Mipo Dockyard Co., Ltd. 100, Bangeojinsunhwan-Doro, Dong-Gu,
Ulsan 682-712	Date : __________, 2013
Korea

PERFORMANCE GUARANTEE

Gentlemen,

In consideration of your executing a shipbuilding contract (hereinafter called the "CONTRACT") dated ____________, 2013 with ______________________ (hereinafter called the "BUYER") providing for the construction of ______________________ having the BUILDER's Hull No. _____ (hereinafter called the "VESSEL"), and providing, among other things, for payment of the contract price amounting to United States Dollars ___________ only (US$ _________) for the VESSEL, prior to, upon and after the delivery of the VESSEL, the undersigned, as a primary obligor and not as a surety merely, hereby unconditionally and irrevocably guarantees to you, your successors and assigns, the due and faithful performance by the BUYER of all its liabilities and responsibilities under the CONTRACT and any supplements, amendments, changes or modifications hereinafter made thereto including but not limited to, due and prompt payment of the contract price (whether on account of principal, interest or otherwise) by the BUYER to you, your successors and assigns under the CONTRACT, notwithstanding any obligation of the BUYER being or becoming unenforceable by defect in or want of its powers, (hereby expressly waiving notice of any such supplement, amendment, change or modification as may be agreed to by the BUYER) and confirms that this guarantee shall be fully applicable to the CONTRACT whether so supplemented, amended, changed or modified and if it shall be assigned by the BUYER in accordance with the terms of the CONTRACT. This guarantee will expire on the fulfillment by the BUYER of its obligation under the CONTRACT.

The undersigned hereby certifies, represents and warrants that all acts, conditions and things required to be done and performed and to have occurred precedent to the creation and issuance of this guarantee, and to constitute the guarantee the valid and legally binding obligation of the undersigned enforceable in accordance with its terms have been done and performed and have occurred in due and strict compliance with applicable laws.

The payment by the undersigned under this guarantee shall be made forthwith within thirty (30) days upon receipt by us of written demand from you including a statement that the BUYER is in default of payment of the amounts (including, but not limited to, the instalment(s) payable prior to or upon delivery of the VESSEL) that were due under the CONTRACT, without requesting you to take any or further procedure or step against the BUYER. In the event that any withholding or deduction is imposed by any law, the undersigned will pay such additional amount as may be necessary in order that the actual amount received after deduction or withholding shall equal to the amount that would have been received if such deduction or withholding were not required.

Notwithstanding the provisions hereinabove, in the event that within thirty (30) days from the date of your claim to the BUYER referred to above, we receive written notification from you or the BUYER to the effect that your claim to cancel the CONTRACT or your claim for the payment thereunder has been disputed and referred to arbitration in accordance with the provisions of the CONTRACT, we shall withhold and defer payment under this guarantee until the final arbitration award is published. If the BUYER fails to honour the final arbitration award within thirty (30) days after the award has been published, we shall then pay to you the sum (if any) adjudged to be due to you by the BUYER pursuant to the final award made under such arbitration immediately upon receipt from you of a demand for the sums so adjudged and a copy of the award. We shall not be obliged to make any payment to the BUILDER unless the final arbitration award orders the BUYER to make payment. Your demand pursuant to the final award shall be submitted to us no later than thirty (30) days after a final award is rendered.

This guarantee shall be governed by and interpreted in accordance with the laws of England and any dispute arising under or in connection with this guarantee shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification thereof as currently in force before three arbitrators, with one to be appointed by each party and the third to be appointed by the two party appointed arbitrators.

Very truly yours,

For and on behalf of

By
Name:
Title: